SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Aegion Corporation
(Name of Registrant as Specified in its Charter)
_________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AEGION CORPORATION
__________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 9, 2012
__________________________

TO THE OWNERS OF COMMON STOCK
OF AEGION CORPORATION:

You are invited to attend Aegion Corporation’s 2012 Annual Meeting of Stockholders.  The meeting will be held on May 9, 2012, at 8:30 a.m. local time at the Ritz-Carlton New York, Central Park, located at 50 Central Park South, New York, New York 10019.

The purposes of this year’s meeting are:

(1)	to elect nine directors,

(2)	to consider and vote upon a proposal to approve an advisory resolution relating to executive compensation,

(3)	to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2012 and

(4)	to transact any other business that may properly come before the meeting or any adjournment(s) of the meeting.

The Board of Directors set March 12, 2012 as the record date for the meeting.  This means that if you were an owner of our common stock at the close of business on that date, you are entitled to receive this notice of the meeting and vote at the meeting and any adjournment(s) of the meeting.

Whether or not you expect to attend the meeting, please vote by following the instructions on the enclosed proxy card to vote by telephone or Internet, or by marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2012:

Our Proxy Statement and 2011 Annual Report are available at
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=03160

By Order of the Board of Directors, David F. Morris Secretary
Chesterfield, Missouri
April 6, 2012

Proxy Statement

Aegion Corporation’s Board of Directors is mailing this Proxy Statement and the proxy card to you to solicit proxies on its behalf to be voted at our 2012 Annual Meeting of Stockholders, and at any adjournment(s) of the meeting.  This Proxy Statement and the proxy card were first mailed on April 6, 2012.  The meeting will be held on May 9, 2012 at 8:30 a.m. local time at the Ritz-Carlton New York, Central Park, located at 50 Central Park South, New York, New York 10019 for the purposes listed in the accompanying notice.

We will bear all costs relating to the solicitation of proxies.  Proxies may be solicited by our officers, directors and regular employees personally, by mail or by telephone.  We may pay brokers and other persons holding shares of stock in their names, or the names of their nominees, for reasonable expenses incurred in sending soliciting material to their principals.

Our executive office is located at 17988 Edison Avenue, Chesterfield, Missouri 63005.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2012:

Our Proxy Statement and 2011 Annual Report are available at
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=03160

Table of Contents

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING	1
PROPOSAL 1: ELECTION OF DIRECTORS	4
Certain Information Concerning Director Nominees	4
Vote Required for the Election of Directors	8
CORPORATE GOVERNANCE	8
Independent Directors	8
Board Leadership Structure	9
Role of Board in Risk Oversight	9
Board Meetings and Committees	10
Corporate Governance Documents	13
REPORT OF THE AUDIT COMMITTEE	14
DIRECTOR COMPENSATION	15
Additional Information About Director Compensation	15
Stock Ownership Policy with Respect to Non-Employee Directors	16
EXECUTIVE COMPENSATION	18
COMPENSATION DISCUSSION AND ANALYSIS	18
Overview of Executive Compensation Program	18
Pay For Performance	19
Compensation Philosophy and Objectives	20
Executive Compensation Process	21
Benchmarking Target Executive Compensation	22
Elements and Mix of Compensation	23
2012 Compensation Program Changes	32
Section 162(m) Peformance-Based Compensation	32
Policy on Recoupment of Incentive Compensation	33
Stock Ownership Policy with Respect to Named Officers	33
Anti-Hedging Policy	34
Other Benefits	34
COMPENSATION COMMITTEE REPORT	36
COMPENSATION IN LAST FISCAL YEAR	37
Summary Compensation Table	37
Grants of Plan-Based Awards	38
Outstanding Equity Awards at Fiscal Year End	39
Option Exercises and Stock Vested	40
Nonqualified Deferred Compensation	40
Severance, Change in Control and Termination	41
Potential Post-Employment Payments	44
INFORMATION CONCERNING CERTAIN STOCKHOLDERS	47
RELATED-PARTY TRANSACTIONS	49
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	49
EQUITY COMPENSATION PLAN INFORMATION	50
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	50
PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS	52
Independent Auditors’ Fees	52
Vote Required for Ratification of the Appointment of Independent Auditors	53
OTHER MATTERS	54
HOUSEHOLDING OF MATERIALS	54
STOCKHOLDER PROPOSALS	54
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS	56

Questions And Answers About The Meeting And Voting

Who may vote?

You may vote if you owned shares of our common stock at the close of business on March 12, 2012, the record date for our 2012 Annual Meeting of Stockholders.  You are entitled to one vote for each share you owned on that date for each director to be elected and on each other matter presented at the meeting.  As of March 12, 2012, we had 39,495,095 shares of common stock, $.01 par value, outstanding.  We have no class or series of voting stock outstanding other than our common stock.

A list of stockholders entitled to vote at the meeting will be available for examination at our executive office located at 17988 Edison Avenue, Chesterfield, Missouri 63005 for ten days before the Annual Meeting and at the Annual Meeting.

What am I voting on?

•	First, you are voting to elect nine directors. Each director, if elected, will serve a term of one year or until his or her successor has been elected and qualified.

Our Board of Directors recommends a vote “FOR” the election of each of our nominees for director.

•	Second, you are voting to approve an advisory resolution relating to executive compensation.

Our Board of Directors recommends a vote “FOR” the advisory resolution relating to executive compensation.

•	Third, you are voting to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2012.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2012.

•	In addition, you may vote on other business, if it properly comes before the meeting, or any adjournment(s) of the meeting.

How do I vote?

•	By Telephone or Internet: You can vote by telephone or Internet by following the instructions included on the enclosed proxy card.

•
By Written Proxy:  You can vote by written proxy by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.  If you sign and return the enclosed proxy card, the shares represented by the proxy will be voted in accordance with the terms of the proxy, unless you subsequently revoke your proxy.

•	In Person: If you are a record stockholder, you can vote in person at the meeting.

What is the difference between a record stockholder and a stockholder who holds shares in street name?

•	If your shares are registered in your name, you are a record stockholder.
•	If your shares are in the name of your broker or bank, or their nominee, your shares are held in street name.

How many votes are required to elect directors?

Directors are elected by the majority of votes cast, unless the election is contested where the number of director nominees exceeds the number of directors to be elected.  The election of directors at the 2012 Annual Meeting of Stockholders is not a contested election.  That means that for a director to be elected, the number of shares voted “for” a director must exceed the aggregate number of votes “withheld” from that director.  A summary of our majority voting standard appears on page 4 of this Proxy Statement under “Proposal 1:  Election of Directors – Vote Required for the Election of Directors.”

How many votes are needed to approve the advisory resolution relating to executive compensation?

Approval of the advisory resolution relating to executive compensation requires the affirmative vote of a majority of the shares of our common stock cast on the proposal.

How many votes are required to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2012?

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2012 requires the affirmative vote of a majority of the shares of our common stock cast on the proposal.

What if other matters are voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed proxy card will have the discretion to vote on those matters for you.  Approval of any other matter requires the affirmative vote of a majority of the shares of our common stock cast on such matter.  At the date we mailed this Proxy Statement, our Board of Directors did not know of any other matter to be raised at the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you hold your shares in more than one account name, you will receive a proxy card for each account.  To ensure that all of your shares are voted, please vote by telephone or Internet or complete, sign, date and return a proxy card for each account in the postage-paid envelope provided.

Can I revoke my proxy?

Yes.  You can revoke your proxy by:

•	writing to the attention of our corporate Secretary at the address of our executive office prior to the date of the Annual Meeting,

•	delivering a later-dated proxy card prior to or at the Annual Meeting, or

•	voting in person at the Annual Meeting.

What is the record date and what does it mean?

The record date for the 2012 Annual Meeting of Stockholders is March 12, 2012.  The record date is set by our Board of Directors, as required by Delaware law.  Stockholders at the close of business on the record date are entitled to:

•	receive notice of the meeting, and
•	vote at the meeting, or at any adjournment(s) of the meeting.

What if I do not specify my vote when I return my proxy?

You should specify your choice for each proposal on the enclosed proxy card.  If no specific instructions are given, proxies that are signed and returned will be voted “FOR” the election of the director nominees named in this Proxy Statement, “FOR” the approval of the advisory resolution relating to executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2012.

How are broker non-votes and abstentions counted?

Broker “non-votes” will not be counted as present for the purpose of determining the presence of a quorum unless these shares are voted on at least one matter presented at the Annual Meeting.  A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee:

•	has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote, and

•	does not have discretionary voting power on the matter.

Brokers are subject to New York Stock Exchange (“NYSE”) rules with respect to their ability to vote shares held by them for the benefit of other persons.  The NYSE rules direct that, if you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instruction.  If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (the latter are treated as “broker non-votes”).  Proposal 3 is the only proposal that may be considered discretionary.

Broker non-votes will not be considered as either a vote cast for or withheld from a director nominee and thus will have no effect on the vote for director nominees.  Proposals 2 and 3 require the affirmative vote of the majority of shares cast on the proposal, and, therefore, a broker non-vote will have no effect on the votes of these proposals.

Abstentions will be counted as present for the purpose of determining the presence of a quorum for transacting business at the Annual Meeting.  A stockholder has no ability to abstain in the election of directors.  Proposals 2 and 3 require an affirmative vote of a majority of shares cast on the proposal, and, pursuant to our By-laws, an abstention will have no effect on the votes on these proposals.

How many votes must be present to conduct business at the 2012 Annual Meeting?

Our By-Laws require that a quorum must be present to conduct business at the Annual Meeting.  To constitute a quorum, a majority of the outstanding shares of our common stock must be represented, in person or by proxy at the Annual Meeting.  The treatment of broker non-votes and abstentions with regard to determining a quorum is discussed above.

Proposal 1:  Election of Directors

At our 2012 Annual Meeting, stockholders will elect nine directors, each to serve a term of one year or until his or her successor is elected and qualified.  Our Board of Directors is not divided into classes of directors, meaning all of our directors are voted on every year at our annual meeting.  Unless otherwise instructed on the proxy card, each of the persons named on the accompanying proxy card intends to vote the shares represented thereby in favor of the nine nominees listed under “Certain Information Concerning Director Nominees” below.  In no event may the persons named on the accompanying proxy card vote the shares for a number of persons greater than the nine nominees named herein.

Each director nominee named below is presently serving as a director of our Company.  All nominees have consented to being named in this Proxy Statement and to serve if elected.  If, however, any nominee should become unable or unwilling to serve, the persons named on the accompanying proxy card will vote the shares represented by the proxy for another person duly nominated by our Board, based on the recommendation of our Corporate Governance and Nominating Committee, to stand for election in the nominee’s place, or, if no other person is so nominated, to vote the shares only for the remaining nominees.

Certain Information Concerning Director Nominees

Certain information concerning the nominees for election as directors is set forth below.  This information was furnished to us by the nominees.  No family relationship exists between any of our directors or executive officers.

J. JOSEPH BURGESS	Director since 2008 Age 53

Mr. Burgess has been our President and Chief Executive Officer since April 14, 2008. Mr. Burgess previously served as the President and Chief Executive Officer of Veolia Water North America (a leading provider of water and wastewater services to municipal, federal and industrial customers) from 2005 until joining our Company in 2008. Prior thereto, he was the Chief Operating Officer of Veolia Water North America from 2003 to 2005 and its Vice President and General Manager for the Northeast business center from 2002 to 2003. Previously he was the Executive Vice President for Water Systems Operations for Ogden Projects (later renamed Covanta Water; a subsidiary of Ogden Corporation that specialized in waste-to-energy projects for municipalities) from 1998 to 2002.

Member of our Strategic Planning and Finance Committee.

STEPHEN P. CORTINOVIS	Director since 1997 Age 62

Mr. Cortinovis has been a co-owner of Lasco Foods, Inc. (a food services industry manufacturer and distributor) since 2005. He was a partner in Bridley Capital Partners (a private equity firm) from 2001 until 2007. Previously, he was President – Europe of Emerson Electric Co. from 1995 until 2001 and held various other executive positions at Emerson Electric from 1977 to 1995. Mr. Cortinovis also serves on the Boards of Directors of Plexus Corp. and Lasco Foods, Inc.

Chair of our Corporate Governance and Nominating Committee and member of our Strategic Planning and Finance Committee.

STEPHANIE A. CUSKLEY	Director since 2005 Age 51

Ms. Cuskley has served as the Chief Executive Officer of NPower (a national nonprofit that provides information technology services and training to nonprofits and young adults) since January 2009. Previously, she was a Managing Director in Investment Banking at JPMorgan Chase from 2003 until 2005. From 2001 until 2003 she was Managing Director and Project Manager of LeadershipMorganChase. Ms. Cuskley also serves on the Board of Directors of Avantair, Inc.

Chair of our Audit Committee and member of our Compensation Committee.

JOHN P. DUBINSKY	Director since 2002 Age 68

Mr. Dubinsky has been the President and Chief Executive Officer of Westmoreland Associates, LLC (a financial consulting company) since before 2001.  He was the President and Chief Executive Officer of CORTEX (a public purpose non-profit established to buy property for the development of a biotechnology corridor in the St. Louis, Missouri area) from 2003 to 2009 and has served as its Chairman since 2009. Mr. Dubinsky also serves as the Chairman of Stifel Bank and Trust, Co-Chairman of Wellfleet Harbor Actors Theatre, and Chairman of the St. Louis Public Library Foundation, is on the Boards of Directors of Stifel Financial Corp., Washington University in St. Louis, and the St. Louis Public Library, and serves as a trustee for Barnes-Jewish Hospital in St. Louis and as trustee of National Public Radio in Washington D.C.

Chair of our Strategic Planning and Finance Committee and member of our Compensation Committee.

CHARLES R. GORDON	Director since 2009 Age 54

Mr. Gordon has been President and Chief Operating Officer of Heckmann Corporation (a holding company that buys and builds companies in the water sector) since November 2010.  Mr. Gordon was President and Chief Executive Officer of Siemens Water Technologies (a business unit of Siemens AG, a world leader in products, systems and services for water and wastewater treatment for industrial, institutional and municipal customers) from 2008 to 2010. Previously, Mr. Gordon served as Executive Vice President of the Siemens Water & Wastewater Systems Group from 2005 to 2008 and as Executive Vice President of the Siemens Water & Wastewater Services and Products Group from 2003 to 2005.  His past experience also includes various management positions with US Filter Corporation and Arrowhead Industrial Water, prior to the acquisition of US Filter Corporation by the Siemens family of companies in 2004. Mr. Gordon also serves on the Board of Directors of The Regional Learning Center based in Cranberry Township, Pennsylvania.  Mr. Gordon previously served as a director of the Siemens Foundation until his departure from Siemens Water Technologies in November 2010.

Member of our Corporate Governance and Nominating Committee and Audit Committee.

JUANITA H. HINSHAW	Director since 2000 Age 67

Ms. Hinshaw has been the President and Chief Executive Officer of H & H Advisors (a financial advisory company) since 2005. Previously, she was the Senior Vice President and Chief Financial Officer of Graybar Electric Company, Inc. (an electrical and communications distributor) from 2000 to 2005. Her past experience also includes various management positions with Monsanto Company (an agricultural company). Ms. Hinshaw also serves on the Boards of Directors of Synergetics USA, Inc. and The Williams Companies, Inc.

Chair of our Compensation Committee and member of our Audit Committee.

M. RICHARD SMITH	Director since 2009 Age 64

Mr. Smith served as a Senior Vice President of Bechtel Corporation (a provider of engineering, construction and project management services in the energy, transportation, communications, mining and oil and gas industries) and President of its Fossil Power business unit from October 2005 until his retirement in December 2007.  Since then, Mr. Smith has served as a consultant to Sithe Global Power, LLC (an international power development company).  Mr. Smith also served as the Interim Chief Executive Officer of SkyFuel, Inc. (a solar thermal power technology and service provider) from February through June 2010 and as a member of its Board of Directors through December 31, 2011. Mr. Smith also previously served as the Chief Executive Officer of Intergen NV (a global power generation firm) and in various management positions at affiliated Bechtel companies and at PG&E Corporation.  Mr. Smith also serves on the Boards of Directors of USEC Inc. and McGrath Rentcorp.  Mr. Smith previously served as Chairman of the Board of Evergreen Energy Inc. from 2009 through May 2010.

Member of our Corporate Governance and Nominating Committee and Strategic Planning and Finance Committee.

ALFRED L. WOODS	Director since 1997 Age 68

Mr. Woods has served as Chairman of our Board of Directors since 2003. Mr. Woods served as our Interim Chief Executive Officer from August 13, 2007 through April 14, 2008. He has been the President of Woods Group, LLC (a management consulting company) since before 2001. Prior thereto, Mr. Woods served in various executive positions, including Chairman and Chief Executive Officer, at a number of public and private companies. Mr. Woods also serves on the Boards of Directors of Clutch Mobile, Inc. and the Williamsburg Community Foundation, a not-for-profit organization.

Ex officio member of all standing Board Committees.

PHILLIP D. WRIGHT	Director since 2011 Age 56

Mr. Wright served as Senior Vice President – Corporate Development of The Williams Companies, Inc. (an integrated natural gas company) from February 2011 until his retirement on April 1, 2012. Previously, Mr. Wright served as President of Williams Gas Pipeline Company from January 2005 to February 2011. Prior to joining Williams, Mr. Wright worked for 13 years for Conoco, where he had roles in operations, engineering and commercial management. Mr. Wright is a former director and chairman of the Interstate Natural Gas Association of America and a former Chairman of the Association of Oil Pipelines of America. He also is the former First Vice Chairman of the Southern Gas Association.

Member of our Compensation Committee and Strategic Planning and Finance Committee.

Vote Required for the Election of Directors

Our By-Laws provide that for director nominees to be elected in an uncontested election, the number of shares voted “for” such director must exceed the aggregate number of votes “withheld” from that director.  Our Corporate Governance Guidelines provide that directors standing for re-election annually submit a contingent resignation in writing to the Chairman of the Corporate Governance and Nominating Committee to address majority voting in director elections.  This resignation becomes effective only if the director fails to receive a sufficient number of votes for re-election at the Annual Meeting and our Board accepts the resignation. Our Corporate Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.  A director whose resignation is being considered under this policy will not participate in the Corporate Governance and Nominating Committee’s consideration of its recommendation, if a member thereof, or in the Board’s decision, on whether to accept or reject the resignation or take such other actions.

Our Board of Directors recommends a vote “For” the election of each of the nine nominees named herein as directors.

Corporate Governance

Independent Directors

Based on the findings of our Board’s Corporate Governance and Nominating Committee, our Board has determined that the following directors are “independent directors” as defined by the rules applicable to companies listed on The Nasdaq Global Select Market:

Stephen P. Cortinovis	Juanita H. Hinshaw
Stephanie A. Cuskley	M. Richard Smith
John P. Dubinsky	Alfred L. Woods
Charles R. Gordon	Phillip D. Wright

           The Nasdaq Global Select Market sets forth independence guidelines that are aimed at determining whether a director has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independence, such as a current or past employment relationship with us, the receipt by the director or one of his or her family members of compensation in excess of $120,000 from us other than for board or committee service and commercial relationships exceeding specified dollar thresholds. Independence determinations are made on an annual basis at the time the Board of Directors approves director nominees for inclusion in the annual proxy statement and, if a director joins the Board of Directors between annual meetings, at such time.

Our Board of Directors reviews various transactions, relationships and arrangements of individual directors in determining whether they are independent.  With respect to Mr. Wright, the Board considered Mr. Wright’s role as Senior Vice President – Corporate Development of The Williams Companies, Inc. and the commercial relationship between our Company and The Williams Companies, Inc.  We provide services through our Energy & Mining segment to The Williams Companies, Inc., an integrated natural gas company.  Ms. Hinshaw also serves on the Board of Directors of The Williams Companies, Inc. With respect to Mr. Dubinsky, the Board considered the services our Company received from Stifel, Nicolaus & Company.  Mr. Dubinsky serves as Chairman of the Board of Stifel Bank and Trust and serves on the Board of Directors of Stifel Financial Corp. The Board concluded these relationships did not impact the independence of our directors.

No other independent directors have had any personal, financial or business relationships with us either currently or during the three-year period ended December 31, 2011.

Our independent directors meet in executive session, without management, as appropriate.

Board Leadership Structure

Our Chairman of the Board position is a non-executive position.  Our Board separated the positions of Chairman of the Board and Chief Executive Officer in July 2003.  Alfred L. Woods has served as our Chairman since July 2003.

Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow.  Our Board believes that having separate positions, with an independent non-executive director serving as Chairman, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Our Chairman is responsible for the smooth functioning of our Board, enhancing its effectiveness.  Our Chairman guides the processes of our Board, setting the agenda for, and presiding at, Board meetings.  Our Chairman also presides at stockholder meetings and ensures that directors receive appropriate information from our Company to fulfill their responsibilities.

Our Chairman is an ex officio member of each standing Board committee, providing guidance and, like all directors, taking an active role in evaluating our executive officers.

Our Chairman acts as a regular liaison between our Board and our executive management, consulting regularly with our executives over business matters and providing our executives with immediate consultation and advice on material business decisions that require prompt reflection or policy interpretation.

Pursuant to our Board’s delegation of authority policy, certain approval authorizations have been delegated to our Chairman.  Any approvals made by the Chairman are then reported to our full Board at its next regularly scheduled meeting.

Role of Board in Risk Oversight

Our Board of Directors has responsibility for the oversight of risk management. Our Board, either as a whole or through its Committees, regularly discusses with management our major risk exposures, their potential impact on our Company and the steps we take to manage them.

While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.  In particular, our Strategic Planning and Finance Committee reviews and approves risk management programs.  Our Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditors.  Our Corporate Governance and Nominating Committee focuses on the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, leadership development and corporate governance.  Finally, our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Board Meetings and Committees

Board of Directors.  During 2011, our Board of Directors held nine meetings and acted three times by unanimous written consent.  No director attended fewer than 75% of the aggregate number of Board meetings and Board Committee meetings on which the director served during 2011.  Our Board has four standing Committees, an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Strategic Planning and Finance Committee.  The Board may also, from time to time, establish such other Committees as it may deem necessary.

Audit Committee.  The members of our Board’s Audit Committee are Stephanie A. Cuskley (Chair), Juanita H. Hinshaw and Charles R. Gordon.  Mmes. Cuskley and Hinshaw and Mr. Gordon are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The primary functions of our Audit Committee are to oversee (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) our independent auditors’ qualifications and independence and (d) the performance of our internal audit function and independent auditors.  The Audit Committee also prepares the Report of the Audit Committee included in our Proxy Statement.  The Audit Committee’s activities are intended to involve guidance and oversight and not to diminish the primary responsibility of management for our financial statements and internal controls.  The Audit Committee’s responsibilities include:

•	the appointment, compensation, retention and termination of our independent auditors and of our internal auditors,
•	oversight of the work of independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us,
•	oversight of our internal auditors’ work (including the review of an annual risk assessment report),
•	review of the scope and results of our internal controls (including the assessment of financial risk),
•	approval of the professional services provided by our independent auditors, and
•	review of the independence of our independent auditors.

Audit Committee Financial Expert.  Based on the findings of the Audit Committee, our Board has determined that the Audit Committee has two “audit committee financial experts,” as defined in the rules promulgated by the Securities and Exchange Commission and as required of Nasdaq-listed companies. They are Mmes. Cuskley and Hinshaw.

During 2011, the Audit Committee held eleven meetings and acted once by unanimous written consent.  Our Board has adopted a written charter for the Audit Committee.

Compensation Committee.  The members of our Board’s Compensation Committee are Juanita H. Hinshaw (Chair), Stephanie A. Cuskley, John P. Dubinsky and Phillip D. Wright.  Mr. Wright was appointed to the Compensation Committee upon his appointment to the Board of Directors on November 10, 2011.  Mmes. Hinshaw and Cuskley and Messrs. Dubinsky and Wright are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The Compensation Committee (a) determines the compensation level of our Chief Executive Officer and other executive officers, as well as certain other highly-compensated key employees, (b) reviews management’s Compensation Discussion and Analysis relating to our Company’s executive compensation programs and approves the inclusion of the same in our Proxy Statement and/or Annual Report on Form 10-K, (c) issues a report confirming the Compensation Committee’s review and approval of the Compensation Discussion and Analysis for inclusion in our Proxy Statement and/or Annual Report on Form 10-K, (d) administers, and makes recommendations with respect to, our incentive compensation plans and stock-based plans and (e) reviews and oversees risks arising from or in connection with our compensation policies and programs for all employees.

During 2011, the Compensation Committee held five meetings and acted three times by unanimous written consent.  Our Board has adopted a written charter for the Compensation Committee.

Compensation Committee Interlocks and Insider Participation.  There were no compensation committee interlocks or insider participation on the part of the members of our Compensation Committee during 2011. The members of our Compensation Committee are set forth above under “Compensation Committee.”

Corporate Governance and Nominating Committee.  The members of our Board’s Corporate Governance and Nominating Committee are Stephen P. Cortinovis (Chair), Charles R. Gordon and M. Richard Smith.  Messrs. Cortinovis, Gordon and Smith are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The Corporate Governance and Nominating Committee (a) advises the Board on corporate governance principles, including developing and recommending to our Board a set of corporate governance guidelines, (b) identifies qualified individuals to recommend as potential Board members to our stockholders, (c) oversees leadership development strategies, and (d) oversees risks associated with the organization, membership and structure of our Board, succession planning for our directors and executive officers and with corporate governance.

When identifying nominees to serve as a director of our Company, our Corporate Governance and Nominating Committee considers candidates with diverse business and professional experience, skills, gender and ethnic background, as appropriate, in light of the current composition and needs of our Board.  As part of its evaluation of a candidate’s business and professional experience, the Corporate Governance and Nominating Committee considers a variety of characteristics including, but not limited to: certain core competencies, including knowledge of accounting and finance, sound business judgment, knowledge of management trends, crisis response ability, industry knowledge and strategy and vision; experience in the industries in which we operate; independence; level of commitment; and personal characteristics.  The Corporate Governance and Nominating Committee may engage a third party to assist it in identifying potential director nominees.  The Corporate Governance and Nominating Committee assesses the effectiveness of this practice annually in connection with the nomination of directors for election at the annual meeting of stockholders.

The composition of our current Board reflects diversity in business and professional experience, skills, gender and ethnic background.  When considering whether our current directors have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our Company’s business and structure, our Corporate Governance and Nominating Committee and Board focused primarily on the information discussed in each of the directors’ individual biographies set forth on pages 4 through 7 of this Proxy Statement.  In particular:

•	With regard to Mr. Cortinovis, our Board considered his strong background in the global manufacturing and technology sector, as well as his expertise with large multinational corporations.
•	With regard to Ms. Cuskley, our Board considered her strong financial and investment banking background, which makes her a valuable asset as Chair of our Audit Committee.
•
With regard to Mr. Dubinsky, our Board considered his extensive expertise in the banking and financial services industries, including in executive positions at large public and private companies, as well as his strong technical and entrepreneurial experience in diverse fields.

•	With regard to Mr. Gordon, our Board considered his wealth of senior management experience in the water and wastewater industries, as well as his deep knowledge of these industries.
•	With regard to Ms. Hinshaw, our Board considered her global experience in finance and investments, financial planning and risk management.
•	With regard to Mr. Smith, our Board considered his global business experience in the energy industry, including the mining and oil and gas fields.
•
With regard to Mr. Woods, our Board considered his extensive managerial expertise, including as Chairman or Chief Executive Officer at a number of public and private companies, and experience in financial operations, as well as his diverse industry experience and entrepreneurial know-how.

•
With regard to Mr. Wright, our Board considered his extensive managerial experience in the oil and gas industry, including numerous executive positions, as well as his deep knowledge of these industries.

In addition, our Corporate Governance and Nominating Committee has actively sought directors that allow our Board to benefit from potentially different perspectives arising from gender and ethnic diversity on the Board.

Stockholders also may make nominations for directors.  Stockholders wishing to propose nominees for consideration at our 2012 Annual Meeting of Stockholders must comply with the provisions of our By-Laws dealing with nominations.  For a discussion of the nominating procedures, see “Stockholder Proposals” in this Proxy Statement.  All director candidates, including those recommended by stockholders, are evaluated on the same basis.

The Corporate Governance and Nominating Committee held four meetings in 2011 and did not act by unanimous written consent.  Our Board has adopted a written charter for the Corporate Governance and Nominating Committee.

Strategic Planning and Finance Committee.  The members of our Board’s Strategic Planning and Finance Committee are John P. Dubinsky (Chair), J. Joseph Burgess, Stephen P. Cortinovis, M. Richard Smith and Phillip D. Wright.  Mr. Wright was appointed to the Strategic Planning and Finance Committee upon his appointment to the Board of Directors on November 10, 2011.   Messrs. Dubinsky, Cortinovis, Smith and Wright are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.  The role of this Committee is to review and to make recommendations to the Board regarding our long-term strategy and strategic planning process, review and analyze financial matters, and review and make recommendations to our Board regarding our risk management programs.

The Strategic Planning and Finance Committee held fourteen meetings in 2011 and did not act by unanimous written consent.  Our Board has adopted a written charter for the Strategic Planning and Finance Committee.

Corporate Governance Documents

Corporate Governance Guidelines.  Based on the recommendation of the Corporate Governance and Nominating Committee, our Board has adopted a set of corporate governance guidelines.  These corporate governance guidelines, which are subject to annual review by the Corporate Governance and Nominating Committee, provide a framework within which our Board and executive officers fulfill their respective responsibilities and reflect our Board’s commitment to monitor the effectiveness of decision-making both at the Board and senior executive management level.

Board Committee Charters.  As described above, our Board has adopted a charter for each of its standing Committees, the Audit, Compensation, Corporate Governance and Nominating, and Strategic Planning and Finance Committees.

Code of Ethics for our CEO, CFO and Senior Financial Employees.  Our Audit Committee has adopted a written code of ethics that applies to our Chief Executive Officer, our Chief Financial Officer and senior financial employees.  The purposes of the code of ethics, among other things, are to deter wrongdoing, to promote ethical conduct and to ensure that information that we provide in our public reports, including those filed with the Securities and Exchange Commission, is full, fair, accurate, timely and understandable.

Code of Conduct.  Based on the recommendation of the Corporate Governance and Nominating Committee, our Board has adopted a code of conduct that applies to all of our employees, including our officers, and our directors.

Availability of Corporate Governance Documents.  Each of our corporate governance guidelines, Board committee charters, code of ethics and code of conduct are available, free of charge, on our website, www.aegion.com, under “Investors – Corporate Governance.”  We also will provide these documents, free of charge, to any stockholder who requests them by writing to the following address:

Investor Relations c/o Aegion Corporation 17988 Edison Avenue Chesterfield, Missouri 63005

If we amend our code of ethics or grant a waiver of our code of ethics or code of conduct to any of our officers or directors, we will disclose the amendment or waiver on our website or as required by law or regulation.

Report of the Audit Committee

Our Board’s Audit Committee operates under a written charter, which was adopted by our Board of Directors.  A copy of this charter is available, free of charge, on our website, www.aegion.com.  Our Audit Committee consists of three independent directors: Stephanie A. Cuskley (Chair), Juanita H. Hinshaw and Charles R. Gordon.

Our Audit Committee reviews the Company’s financial reporting process on behalf of our Board of Directors. In fulfilling its responsibilities, our Audit Committee has reviewed and discussed the audited financial statements to be included in our 2011 Form 10-K with management and PricewaterhouseCoopers LLP, our Company’s independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness.  Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on whether the Company maintained effective internal control over financial reporting.

Our Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including U.S. Auditing Standard Section 380. In addition, our Audit Committee has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence with respect to our Company and its management, including the matters in the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with our Audit Committee concerning independence, received from PricewaterhouseCoopers LLP.  Based upon the above reviews and discussions, our Audit Committee recommended to our Board that our audited consolidated financial statements for 2011 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Our Board and our Audit Committee believe that our Audit Committee’s current member composition satisfies the rules that govern audit committee composition, including the requirement that all audit committee members are “independent” directors, as that term is defined in the listing standards of The Nasdaq Stock Market LLC.

Based on the findings of our Audit Committee, our Board has determined that our Audit Committee has two “audit committee financial experts,” as defined in the rules promulgated by the Securities and Exchange Commission, and as required of Nasdaq-listed companies. They are Stephanie A. Cuskley and Juanita H. Hinshaw.

Stephanie A. Cuskley, Chair     Juanita H. Hinshaw
Charles R. Gordon

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report shall not be deemed incorporated by reference into any such filings.

Director Compensation

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2011:

Name	Year	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen P. Cortinovis	2011	$85,500	$85,000	—	—	—	—	$170,500
Stephanie A. Cuskley	2011	90,250	85,000	—	—	—	—	175,250
John P. Dubinsky	2011	89,250	85,000	—	—	—	—	174,250
Charles R. Gordon	2011	80,500	85,000	—	—	—	—	165,500
Juanita H. Hinshaw	2011	90,250	85,000	—	—	—	—	175,250
M. Richard Smith	2011	79,500	85,000	—	—	—	—	164,500
Alfred L. Woods	2011	131,000	147,000	—	—	—	—	278,000
Phillip D. Wright(4)	2011	21,750	85,000	—	—	—	—	106,750

(1)	Includes fees for service on Board Committees.

(2)
Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation,” with respect to deferred stock units awarded on April 20, 2011, in the following amounts: 3,312 to each of Messrs. Cortinovis, Dubinsky, Gordon and Smith and Mmes. Cuskley and Hinshaw and 5,729 to Mr. Woods.  Mr. Wright was awarded 5,637 deferred stock units on November 10, 2011, the date he was appointed to the Board of Directors.  Please refer to Note 7, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on February 28, 2012, for a discussion regarding the valuation of our stock awards.  The aggregate number of deferred stock unit awards outstanding at December 31, 2011, was as follows:  Mr. Cortinovis, 29,538; Ms. Cuskley, 22,549; Mr. Dubinsky, 22,015; Mr. Gordon, 8,768; Ms. Hinshaw, 28,874; Mr. Smith, 10,144; Mr. Woods, 46,391; and Mr. Wright, 5,637.

(3)
No stock options were granted to directors in 2011.  The aggregate number of option awards outstanding at December 31, 2011, was as follows:  Mr. Cortinovis, 7,500; Mr. Dubinsky, 15,000; Ms. Hinshaw, 7,500; and Mr. Woods, 7,500.  Stock options have not been awarded to directors since Ms. Cuskley and Messrs. Gordon, Smith and Wright joined the Board.

(4)	Mr. Wright was appointed to our Board of Directors on November 10, 2011.

Additional Information About Director Compensation

The Corporate Governance and Nominating Committee is responsible for reviewing and recommending to the Board of Directors the general guidelines for determining the form and amount of director compensation.  Based on these guidelines, the Compensation Committee then reviews and recommends to the Board of Directors any changes in director compensation that will enhance the Company’s ability to attract and retain qualified directors.  The Compensation Committee engaged Towers Watson, a global professional services firm, to review total director compensation for 2011.

During 2011, no changes were recommended with respect to annual fees.  Each non-employee director, other than Messrs. Woods and Wright, was compensated at a rate of $57,000 per year, plus reimbursed for related business travel expenses. Mr. Woods, our Chairman, was compensated at a rate of $131,000 per year, plus reimbursed for related business travel expenses.   Mr. Wright received a pro-rated portion of the $57,000 annual fee due to his appointment on November 10, 2011, plus reimbursed for related business travel expenses.   Directors are not paid meeting fees.

Non-employee directors, other than Mr. Woods, receive additional annual compensation for serving on Board committees.

On April 20, 2011, the Board approved an increase in fees for Committee Chairs and Members as follows:

•	Audit Committee. Chair: increase from $19,000 to $20,000; Member: increase from $13,000 to $15,000.

•	Compensation Committee. Chair: increase from $15,000 to $20,000; Member: increase from $9,000 to $15,000.

•	Corporate Governance and Nominating Committee. No increases. Chair remains at $15,000; Member remains at $9,000.

•	Strategic Planning and Finance Committee. Chair: increase from $15,000 to $20,000; Member: increase from $9,000 to $15,000.

Non-employee directors are eligible to receive grants of stock options and/or awards of deferred stock units under our Non-Employee Director Equity Plan from time to time.  During 2011, no changes were recommended with respect to the amount or form of equity grants.  Our non-employee directors (other than our Chairman) received awards of deferred stock units having a value of $85,000, and our Chairman received an award of deferred stock units having a value of $147,000.  Each award was based on the closing price of our common stock on the Nasdaq Global Select Market on the date of the award.  Awards of deferred stock units were made on April 20, 2011 to our non-employee directors in the following amounts:  3,312 to each of Messrs. Cortinovis, Dubinsky, Gordon and Smith and Mmes. Cuskley and Hinshaw; and 5,729 to Mr. Woods.  Mr. Wright was awarded 5,637 deferred stock units on November 10, 2011, the date he was appointed to the Board of Directors.  Each deferred stock unit represents our obligation to transfer one share of our common stock to the director in the future, and is fully vested at award.  Following termination of the director’s service on our Board or on any other distribution date after the mandatory deferral period as the director may elect, shares of our common stock equal to the number of deferred stock units reflected in the director’s account will be distributed to the director.  Currently, pursuant to the Non-Employee Director Equity Plan, directors are generally required to defer distribution for at least three years.  Our directors did not receive any options to purchase shares of our common stock in 2011.

Stock Ownership Policy with Respect to Non-Employee Directors

We have a policy with respect to required levels of stock ownership for our non-employee directors.  This policy was originally adopted by our Board on July 25, 2006.  Under the policy, each current non-employee director is required to beneficially own (and retain thereafter) the greater of (a) 10,000 shares of our common stock and (b) the number of shares of our common stock having a value equal to five times the amount of the non-employee director’s annual cash retainer, excluding any cash retainer paid for service on a Committee of the Board (where the number of shares is determined by dividing such value by the average closing price of our common stock for the ten trading days prior to December 31); provided, however, that for the Chairman, the amount of the annual cash retainer shall be the amount attributed to our other non-employee directors.  This ensures that the stock ownership requirement for our directors is proportional to the price of our common stock as well as our directors’ compensation for service on our Board.  The required ownership amount is recalculated annually as of January 1st, based on the director’s annual cash retainer as of December 31st of the immediately preceding year.

Each non-employee director who is or was elected or appointed after the date of the original policy shall be required to beneficially own (and retain thereafter) the requisite number of shares of our common stock no later than the third anniversary of his or her election or appointment. In the event there is a significant decline in the price of our common stock that causes a director’s holdings to fall below the applicable threshold, such director is not required to purchase additional shares to meet the threshold but our policy provides that such director shall not sell or transfer any shares until the threshold has again been achieved.

As of January 1, 2012, the required ownership of each of our non-employee directors was as follows:

Non-Employee Director	Date Subject to Policy	Retainer Multiplied by 5	10-Day Average Closing Price	Required Share Ownership as of January 1, 2012
Stephen P. Cortinovis	July 25, 2006	$285,000	$15.04	18,949
Stephanie A. Cuskley	July 25, 2006	285,000	15.04	18,949
John P. Dubinsky	July 25, 2006	285,000	15.04	18,949
Charles R. Gordon	July 8, 2009	285,000	15.04	18,949
Juanita H. Hinshaw	July 25, 2006	285,000	15.04	18,949
M. Richard Smith	December 15, 2009	285,000	15.04	18,949
Alfred L. Woods	July 25, 2006	285,000	15.04	18,949
Phillip D. Wright	November 10, 2011	285,000	15.04	18,949

As of January 1, 2012, each non-employee director (other than Messrs. Gordon, Smith and Wright) was in compliance with the stock ownership requirements of this policy.  Messrs. Gordon, Smith and Wright will have until July 8, 2012, December 15, 2012 and November 10, 2014, respectively, to fulfill their stock ownership requirements.

Executive Compensation

Compensation Discussion and Analysis

The compensation discussion and analysis set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officers named in our Summary Compensation Table (the “Named Officers”). This section also describes the actions and decisions of the Compensation Committee of our Board of Directors (the “Committee”) as it relates to its compensation decisions.

Overview of Executive Compensation Program

The Committee is responsible for establishing our compensation philosophy and ensuring that the total compensation paid to our executive officers and certain other high-level employees is fair, reasonable and competitive.  The Committee makes recommendations to our Board regarding the adoption, amendment and rescission of our equity-based incentive compensation plans and administers our employee equity-incentive plans and long-term incentive plans for executive officers.  The Committee also reviews annually our compensation policies and practices with regard to all employees, including non-executive officers, to assess whether such policies and practices create risks that are reasonably likely to have a material adverse effect on our Company. The Committee has determined that the Company’s current compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

In making compensation determinations for our executive officers, the core consideration is pay for performance. A significant portion of each executive’s total annual compensation is dependent upon our Company’s achievement of specific, measurable performance goals. Our performance-based compensation is designed to align our executive officers’ interests with those of our stockholders and to promote the creation of stockholder value, without encouraging excessive risk-taking. In addition, our equity program rewards long-term stock performance.  The Committee reviews our business goals and objectives and the performance of our executive officers in light of these goals and objectives.  Additionally, the Committee assesses our competitive position for executive talent against an established peer group of companies and other market data.  With the assistance of an independent executive compensation advisor and the input of our Chief Executive Officer, the Committee also considers individual factors in setting executive compensation for each of our executive officers.

In February 2012, the Committee decided to make certain changes to our equity program commencing with the 2012 performance year to more closely align pay to long-term performance – see “2012 Compensation Program Changes” below.

Our Company limits the use of executive benefits and perquisites.  None of our employees, including our Named Officers, have a change in control agreement with the Company.  Our executive compensation program does not permit or include problematic pay practices such as the re-pricing of “underwater” stock options without stockholder approval or excessive perquisites or tax gross-up payments.  We believe that our executive compensation program provides our executive officers with a balanced compensation approach each year by providing a reasonable base salary along with reasonable annual and long-term incentive compensation plans. These incentive plans are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals.

The Committee takes a comprehensive approach to determining the mix and level of executive compensation by making an overall assessment of the performance of our Named Officers and the role and relative contribution of each.  This approach consists of a subjective consideration of each Named Officer’s overall role in the Company, not on individual, predetermined metrics or data points. The Committee’s assessment also includes recognizing the current value created from consistent effort in prior years and anticipating future value creation through current efforts. This practice also rewards intangible long-term value creation, including innovation and individual commitment, which the Committee believes has contributed to the retention of our Named Officers.

Pay For Performance

Decline in Financial Performance in 2011.  We fell short of meeting our financial performance targets in 2011.  Our consolidated net income and earnings per share were significantly lower than targeted and were also significantly lower than they were in 2010.  The decline in our financial performance was primarily due to performance issues and project delays in our North American Sewer and Water Rehabilitation segment, although we also experienced difficulties with project delays and release of new work in other segments as well.

Pay for Performance.  Our Named Officers’ compensation is aligned with performance. Our pay mix emphasizes performance based compensation, with our Named Officers’ performance-based portion of their annual target total direct compensation ranging from 69% to 78%.   Because we did not meet our 2011 financial performance targets, the Compensation Committee took the following actions:

•	Restricted Stock awarded to Named Officers in January 2011 was forfeited in December 2011;

•	Named Officers did not receive 2011 annual bonuses; and

•	With the exception of Mr. Clarke, who received a 2% salary increase, Named Officers did not receive salary increases for 2012.

Achievement of  Strategic Initiatives.  While we did not meet our financial targets for 2011, we achieved a number of strategic goals which are intended to drive long-term growth and sustainability:

•
Growing our profitable Energy & Mining segment.   In 2011, we acquired the business of CRTS, Inc. based in Tulsa, Oklahoma, Hockway Limited based in the United Kingdom and Hockway Middle East FZE based in the United Arab Emirates and we entered into five key joint venture arrangements in order to expand our product and service offerings throughout the United States, Central America, South America, the Caribbean, Asia, Australia, the Middle East and Northern Africa.

•
Diversifying into Commercial and Structural infrastructure sector.  In 2011, we purchased the North American business of Fyfe Group, LLC, an industry leader in the development, manufacture and installation of fiber reinforced polymer systems for structural repair, strengthening and restoration of infrastructure.  This purchase resulted in a new reportable segment for our Company, the Commercial and Structural segment.  This new segment further diversifies our product and service offerings.  We also acquired the right to purchase Fyfe Group’s interest in the international business of Fyfe.  We purchased the Latin American business in early 2012 and we anticipate the purchase of the Asian and European businesses to be completed in 2012.

•
Streamlining our North American Sewer and Water Rehabilitation operation. We took a number of steps to streamline our North American Sewer and Water Rehabilitation operation by improving operational efficiencies and resource management.  This resulted in an 8.3% decrease in operating expenses for this business unit in 2011 compared to 2010.

•
Corporate Reorganization. We successfully reorganized into a new holding company structure in 2011, which we believe will allow us to reorganize our various operating subsidiaries in a more tax efficient manner, facilitate a more cost-effective repatriation of cash to the United States and enable us to better manage possible legal liabilities.

•
Entrance into New Credit Facility and Paying Off our Senior Notes.  We entered into a new credit facility in 2011, through which we were able to pay off our Senior Notes, increase our borrowing limits, improve borrowing terms, extend our maturities, improve free cash flow and reduce financial risks.

Compensation Philosophy and Objectives

The Committee believes that the most effective compensation program is one that is designed to attract and retain top talent by providing a competitive and equitable compensation package, while aligning the interests of our executives with those of our stockholders.  The Committee believes that the best way to achieve this alignment is by rewarding the achievement of specific annual, long-term and strategic goals, with the ultimate objective of increasing stockholder value.

A significant portion of our executives’ compensation is tied to the Company’s performance as measured by a variety of factors during the relevant fiscal year or years, including financial returns, stock price performance and efforts to position our Company for long-term success. For example, in the case of Mr. Burgess, our Chief Executive Officer, approximately 78% of his target annual compensation in 2011 was directly linked to the Company’s performance.

The graph below shows the balance of the elements that comprised target total direct compensation for our Chief Executive Officer and our other Named Officers as a group for 2011, including the percentage of performance-based compensation. The percentage of performance-based compensation listed below each chart is calculated by dividing (i) the value of performance-based compensation at target by (ii) the amount of target total direct compensation, which includes performance-based compensation plus 2011 base salary.  Our 2011 target performance-based compensation included target annual incentive bonuses under our Management Annual Incentive Plan and the target economic value of long-term incentive compensation awarded in 2011.

Fiscal 2011 Target Total Direct Compensation

Direct compensation levels of our executive officers are generally established based on competitive benchmarking and performance factors, as well as executive-specific factors, including experience, tenure with our Company, specific job duties and responsibilities and the achievement of individual performance goals.  Our Committee also believes that our compensation program should be cost-effective; therefore, it considers the tax and accounting effects when determining the elements, structure and amounts of our executive officers’ total compensation packages.

In establishing individual executive compensation, the Committee strives to ensure that:  (i) our executive compensation remains competitive relative to the compensation paid to similarly-situated executives of our peer group; (ii) our executive compensation is based on each executive’s level of responsibility and contribution to our business goals; (iii) our executive compensation is linked with individual goals and objectives as well as the financial performance of the entire Company; and (iv) our executive compensation policies enhance our business interests by encouraging innovation on the part of our executives and other key employees balanced by appropriate levels of risk taking.

Executive Compensation Process

Role of the Committee.  The Committee is responsible for determining the total compensation of our executive officers, including our Chief Executive Officer, as well as certain of our other high-level employees.  In making compensation determinations for our executive officers, the Committee reviews our goals and objectives relative to executive compensation, evaluates the performance of the executive officers in light of such goals and objectives and assesses our competitive position for executive compensation against an established peer group of companies and other market data.  The Committee also considers other factors, such as an executive’s experience, tenure with our Company and specific job duties, the value of wealth accumulated from past and projected future equity grants from the Company, and the ratio of the Chief Executive Officer’s total compensation to that of the remaining executive team’s total compensation in determining the appropriate compensation of an executive.  For executive officers other than our Chief Executive Officer, the Committee will review and consider recommendations of our Chief Executive Officer.

Role of Compensation Consultants.  The Committee periodically engages executive compensation consultants to aid the Committee in its review of total compensation paid to individuals in positions similarly situated to those of our executives, including similar positions at our peer group of companies.  The data the Committee reviews may include base salary, annual bonus or incentive cash payments and long-term incentive components of pay or selected market survey data where peer data for a like-position is not available.  In 2011, the Committee engaged Towers Watson to review our peer group data and to provide advice and recommendations with respect to our executive compensation.  Towers Watson performed executive compensation services only at the request of the Committee and did not perform any other services for the Company through requests from management.

Role of the Chief Executive Officer in Compensation Decisions. Our Chief Executive Officer annually reviews the performance of each executive officer, including our Named Officers, and makes recommendations to the Committee regarding the specific compensation levels of those executives.  The Chief Executive Officer tracks each executive’s performance throughout the year, detailing accomplishments and areas of strength and improvement.  The Chief Executive Officer bases his evaluation on his knowledge of each executive’s performance as well as on the individual self-assessments completed by each executive.   Our Chief Executive Officer and executive management then typically work together to develop performance target recommendations for presentation to and consideration by the Committee in connection with incentive compensation determinations.  In addition, executive management also recommends the incentive compensation plans for review and consideration by the Committee.

Benchmarking Target Executive Compensation

In making decisions regarding the target total compensation of our executive officers, the Committee reviews information provided by outside compensation consultants and considers, among other factors as discussed above, the relative compensation of similarly-situated employees of our peer group of companies.  In selecting a peer group, the Committee reviews companies that the Committee believes, based on certain data and recommendations of the compensation consultant, most appropriately represent our Company.  The Committee periodically reviews and updates our peer group as the Committee deems appropriate to ensure that it consists of companies that are in industries similar to ours and against which the Committee believes we compete for executive talent.  The peer group of companies used for purposes of 2011 compensation was the same group as the Company used in the Peer Group included in its Annual Report on Form 10-K for the year ended December 31, 2011.

In determining compensation levels for 2011, the Committee reviewed the relative compensation of similarly-situated executive officers at the following group of companies:

• Dril-Quip, Inc.	• MasTec, Inc.
• Dycom Industries Inc.	• Matrix Service Company
• ENGlobal Corp.	• Michael Baker Corp.
• Global Industries, Ltd.	• Sterling Construction Co. Inc.
• Granite Construction Incorporated	• TEAM, Inc.
• Kennametal Inc.	• Tetra Tech, Inc.
• Layne Christensen Company	• Willbros Group, Inc.

Each year, the Committee reviews our peer group to ensure that the companies selected are appropriate. The peer group is used to review executive officer compensation and to compare our Company’s performance relative to our peer group. As part of this process, in late 2011 the Committee re-evaluated our peer group in terms of market competitors, organization size, industry and certain financial metrics such as total revenue.  Based on this analysis, the Committee elected to make the following revisions to the peer group for use starting in 2012 to more closely align our peer group with companies that have comparable overall financial metrics as our company, as set forth below.

• Dril-Quip, Inc.	• MYR Group, Inc.
• Dycom Industries Inc.	• Primoris Services Corporation
• Granite Construction Incorporated	• Robins & Meyers
• Kennametal Inc.	• Sterling Construction Co. Inc.
• Layne Christensen Company	• TEAM, Inc.
• LB Foster Co.	• Tetra Tech, Inc.
• MasTec, Inc.	• Valmont Industries, Inc.
• Matrix Service Company	• Willbros Group, Inc.
• Michael Baker Corp.

The Committee also considers pay data of similarly situated executives from published compensation surveys.  In considering total compensation for 2011, the Committee considered pay data from the Towers Watson Data Services 2010/2011 Survey Report of Top Management Compensation and 2010 U.S. Mercer Executive Benchmark Database.  For compensation paid to our executive officers, the Committee targets annual cash (base salaries and bonuses) at the 50% range of peer group total annual cash for similarly-situated executives and total long-term incentive compensation is targeted at 75% of the range of total long-term incentive compensation at peer group companies.  The Committee believes that total compensation should be targeted between the median and 75% levels and that base salaries establish the minimum compensation upon which an executive can rely.  Annual cash and long-term incentive compensation, and therefore total compensation, can meet or fall short of the target based on the level of achievement of applicable performance requirements, thereby appropriately aligning the total compensation of our executives with the interests of our stockholders and the long-term growth of our Company.

As previously noted, the target compensation levels are only one factor in the Committee’s determination of executive compensation levels.  Actual compensation levels for executive officers may be more or less than the targeted levels based upon other factors that the Committee may consider in its discretion as discussed previously in this section.

Elements and Mix of Compensation

The principal elements of compensation for our Named Officers are:

•	base salary,
•	annual cash incentive compensation, and
•	long-term incentive compensation.

Base Salary.  The Committee elected to increase base salary levels between 3% and 4% for our Named Officers effective as of January 1, 2011.  In determining the base salary of each Named Officer, the Committee considered, among other things, the level of responsibility and duties of the executive, individual performance, tenure and experience, Company performance in 2010, competition for the respective positions in the industry, as well as the applicable market data, as detailed above.

Named Officer	2010 Salary	2011 Salary	2010-2011 Percentage Increase
J. Joseph Burgess	$565,000	$587,600	4%
David A. Martin	315,000	324,450	3
Brian J. Clarke*	n/a	345,000	n/a
David F. Morris	345,000	355,350	3
Holly S. Sharp	230,000	236,900	3

 * Brian J. Clarke joined our Company on February 14, 2011.

Annual Cash Incentive Compensation.  No adjustments were made to the Named Officer’s 2011 target bonus opportunity percentages from 2010.  We maintain a Management Annual Incentive Plan (the “AIP”), as reviewed and approved by the Committee, pursuant to which our executive officers and other key employees are eligible to receive annual cash incentive awards.  The AIP is intended to compensate employees for the Company’s achievement of annual financial goals at corporate and business unit levels and for achieving measurable individual annual performance objectives.  Each participant in the AIP is assigned a target incentive award goal that is expressed as a percentage of his or her base salary.  The Committee believes that this annual cash incentive plan promotes our compensation philosophy by rewarding our executives and key employees for the achievement of short-term initiatives and advances our ultimate objective of improving stockholder value.

For 2011, the Committee assigned the following target annual incentive award goals to the Named Officers:

Named Officer	2010 Target % of Base Salary	2011 Target % of Base Salary	2010-2011 Percentage Increase
J. Joseph Burgess	100%	100%	—
David A. Martin	60	60	—
Brian J. Clarke*	n/a	60	n/a
David F. Morris	60	60	—
Holly S. Sharp	50	50	—

* Brian J. Clarke joined our Company on February 14, 2011.

In determining the annual target incentive award goals for these executives, the Committee reviewed peer group data and other survey market data and trends and considered the mix of total compensation of individuals in positions similarly situated to our executives.  Based on its review and analysis, the Committee determined that a significant portion of the total annual cash compensation of our executives should be tied to our Company’s annual operating results.  Target incentive award goals are “mid-point” targets, and the executives’ cash compensation could be higher or lower than the target award goals based upon the level of achievement against the pre-established performance goals.

For 2011, Messrs. Burgess, Martin, Clarke and Morris and Ms. Sharp were participants under our Executive Performance Plan.  Compliance with the Executive Performance Plan qualifies annual cash incentive awards as “performance-based” under Section 162(m) of the Internal Revenue Code – see “Section 162(m) Performance-Based Compensation” below.

Objective Financial Performance Goals.  The AIP includes both Company performance requirements and individual participant performance requirements.  For 2011, the funding of the AIP for the Named Officers was based on the achievement of a minimum consolidated Company net income target, subject to adjustment in accordance with the AIP.  This measure was chosen because it reflects the Company’s financial performance, is easy to track, and is communicated on a quarterly basis through the Company’s quarterly earnings press releases and conference calls.

To provide increased incentives for better performance, the 2011 AIP provided that if our actual net income exceeded the target, the funding pool would be increased by one-third of the amount by which our actual net income exceeded the target.  The 2011 AIP also provided for reduced funding of the pool if the target net income was not achieved, but our actual net income exceeded 75% of the target.  No funding would occur if less than 75% of the net income target was achieved; provided, however, that a minimum amount of $700,000 would be available for discretionary awards for extraordinary performance by individual participants as may be determined by our Chief Executive Officer at the end of the fiscal year.

For purposes of the AIP, consolidated net income is determined from our audited financial statements for the year and is adjusted to exclude the following:

•	losses associated with the write-down of assets of a discontinued business operation or a business operation to be liquidated,
•	gains or losses on the sale of any subsidiary, business unit or division or their assets or business,
•	gains or losses on the disposition of material capital assets or the refinancing of indebtedness,
•	losses associated with the write-down of goodwill or other intangible assets due to impairment,
•	gains or losses from material property casualty events or condemnation awards,
•	other material income or loss, the realization of which is not directly attributable to current senior management,
•	any effect from a change in generally accepted accounting principles from those previously used,
•	income taxes or benefits of any of the above, and
•	any other factors deemed relevant by the Committee.

In setting the objective performance targets, the Committee considers target Company performance under the board-approved annual operating and long-term strategic plans, the potential payouts based on achievement at different levels on the sliding scale and whether the portion of incremental earnings paid as bonuses rather than returned to stockholders is appropriate.

Individual Performance Goals.  To receive an award under the AIP, each Named Officer must also achieve certain individual performance objectives.  These individual performance objectives are generally based on the Named Officer’s position, individual goals and the strategic objectives of our Company.  Individual performance objectives are a combination of both objective and subjective goals.   Objective goals are in addition to the net income target set forth in the AIP.  For the Chief Executive Officer these objective goals may include, for example, the attainment of certain financial targets relating to net cash flow, return on invested capital, year-end stock price, and earnings per share.  Also recognizing that utilizing only objective financial metrics to drive our executive compensation plans may pose problems that may encourage behavior that is contrary to the long-term interests of the Company, the Committee also considers the achievement of certain subjective goals relating to operational and strategic initiatives that are meant to drive long-term growth and sustainability.  For example, such strategic initiatives for Mr. Burgess may relate to sustainability, risk mitigation, organic growth within business units, and execution of a long-term external growth strategy.

 The Named Officers are tasked with ensuring that their respective departments work toward the achievement of the subjective goals.  At the end of the applicable year, the Committee assesses the achievement of these performance goals, and considers, separately, what role each Named Officer had, or should have had, in the achievement (or lack thereof) of these objectives.  In its assessment of the achievement of individual performance goals, the Committee assigns no particular weighting to the various objectives nor are bonus amounts formulaically determined.

The Committee also considers, outside of individual performance goals, such intangibles as knowledge of the business and respective areas of expertise, leadership ability, successful management of multiple job responsibilities, cooperation among the executives and their departments, motivational skills, attitude, work ethic, demonstrated commitment to the Company and level of decision making authority.  A review of each executive’s contribution to the Company is evaluated subjectively, at the discretion of the Committee.  Additionally, actual award payouts are at the discretion of the Committee and the AIP may be modified, suspended or terminated at any time.  Our Committee also has final authority regarding any adjustments to consolidated net income for the purposes of the AIP.

Achievement of 2011 Goals.  In establishing the net income target for the 2011 AIP, the Committee considered the recommendations of executive management regarding current industry and market conditions and projections based on management’s internal market analysis and various market surveys, our 2011 business plan as approved by our Board of Directors in December 2010 and prior year operating results.  The net income target for the 2011 AIP was $75.6 million, subject to adjustment in accordance with the AIP, which represented a $15.0 million, or 25%, increase from 2010’s actual net income.  Although the target was considered to be aggressive, it was believed to be set at a level that promoted our compensation objectives.

In determining the amount of the 2011 annual bonus payments, the Committee reviewed our operating results for 2011 against the net income target, including any adjustments to net income as described above.  The Committee determined that the net income target was not met.

Based on such performance and considerations, no annual bonuses were awarded to our Named Officers for 2011.

Named Officer	2011 AIP Payment
J. Joseph Burgess	—
David A. Martin	—
Brian J. Clarke	—
David F. Morris	—
Holly S. Sharp*	n/a

*	Holly Sharp resigned from the Company effective December 31, 2011 and therefore, was not eligible for a 2011 annual cash incentive under the AIP.

Long-Term Incentive Compensation. In order to align further the interests of our executives with those of our stockholders over the long-term, as opposed to the short-term focus of our AIP, and to encourage the retention of our executives and provide potential wealth accumulation, as well as reward executive actions that enhance long-term stockholder returns, the Committee provides certain long-term equity and cash-based incentives to our executives and other key employees.

 In order to best achieve these objectives, each year the Committee decides on a mix of long-term incentive compensation to award based on an aspiration to provide the appropriate balance of stock price appreciation, performance and retention elements of long-term incentive compensation.  For 2011, the Committee determined that the Named Officers would receive the following mix of long-term incentive compensation:  50% stock options, 35% performance-based restricted stock and 15% long-term performance-based incentive cash.  The Company’s restricted stock has a one-year performance requirement and a three-year time vesting element.  Stock options have a three-year vesting period, but vest ratably in annual equal installments at each anniversary of the date of grant.  The one-year performance vesting element of the Company’s restricted stock provides the ability to reset goals annually to react to changes in strategy, operational goals, expectations, or industry conditions, while the time vesting provisions of both the restricted stock and stock options are important to the retention of key executives and the Company’s emphasis on long-term stockholder returns. The value of issued but unvested long-term equity awards meaningfully encourages executives to remain with the Company as leaving the Company results in the forfeiture of the unvested portion of previously accumulated long-term equity awards.  Finally, long-term cash-based incentive awards, which provide for three-year performance vesting, focus the interests of our key executives on key measures of our long-term financial success.

In February 2012, the Committee decided to make certain changes to our long-term incentive compensation program commencing with the 2012 performance year to more closely align pay to long-term performance in furtherance of driving our long-term financial success  – see “2012 Compensation Program Changes” below.

Each year, the Committee considers a number of factors when deciding on the allocation of long-term compensation, including, among other things, recommendations by the Committee’s independent compensation consultant, peer group and other survey market data regarding similarly-situated executives, the historical compensation for responsibilities of each Named Officer, business objectives, historic Company performance, current market conditions, risks associated with compensation principally linked to stock price, and other factors that may be relevant at that point in time.

The following table sets forth the nominal values of the long-term performance-based incentive compensation (stock options, performance-based restricted stock and long-term, performance-based incentive cash) for our Named Officers in 2011, which remained unchanged from 2010.

Named Officer	Nominal Value of 2010 Long-Term Incentive Compensation	Nominal Value of 2011 Long-Term Incentive Compensation	2010-2011 Percentage Increase
J. Joseph Burgess	$1,500,000	$1,500,000	—
David A. Martin	650,000	650,000	—
Brian J. Clarke*	n/a	650,000	n/a
David F. Morris	650,000	650,000	—
Holly S. Sharp	150,000	150,000	—

* Brian J. Clarke joined our Company on February 14, 2011.

Equity-Based Long-Term Incentives.  Through equity awards, the Committee provides our key employees an opportunity to benefit from increases in the market price of our common stock, encourages key employees to acquire an ownership interest in our Company and aligns their interests with those of our stockholders.  The Committee made the 2011 equity-based incentive awards during its regularly scheduled January meeting, and generally limits mid-year grants to newly-hired or promoted employees.

Our 2009 Employee Equity Incentive Plan (the “2009 Plan”) provides for the granting of stock options, restricted stock, restricted stock units and other equity-based incentive awards to our key employees whose talents and special efforts are essential to the success of our Company.  In 2011, all equity awards to key employees, including our executives, were made under the 2009 Plan.

Our Company does not offer change in control tax gross-up provisions.

Stock Options.  The award of stock options to our executives and certain key employees represents the high-risk and potential high-return component of our long-term incentive compensation philosophy, as the potential value of a stock option can fall to zero if the price of our common stock is lower than the exercise price when the option expires.  The number of stock options awarded to an executive is based primarily on the target dollar value of the amount of such executive’s long-term incentive compensation allocated to stock options.  That target dollar value is translated into a number of shares based on the estimated economic value of the award, as determined using a binomial valuation. This valuation is based on, among other things, the Company’s then-current stock price, the relative volatility of the Company’s common stock, the Company’s dividend yield, the expected term of the option and the risk-free return rate.  The exercise price of stock options is equal to the fair market value of a share of our common stock on the date of grant.  Stock options granted to our key employees in the United States are granted as incentive stock options to the extent allowed under Section 422 of the Internal Revenue Code with the balance of such options awarded as non-qualified stock options.

In 2011, the Committee granted stock options to our Named Officers as follows:

Named Officer	Options Granted		Target Value
J. Joseph Burgess	65,166		$750,000
David A. Martin	28,239		325,000
Brian J. Clarke	25,556		325,000
David F. Morris	28,239		325,000
Holly S. Sharp	6,517	*	75,000

*	Holly Sharp resigned from the Company effective December 31, 2011. In accordance with the terms of the award agreement, all of her 2011 stock options were forfeited on such date.

For all Named Officers except Mr. Clarke, these stock options had a binomial stock option value of $11.51 per share, based on an exercise price of $26.60, the closing price of our common stock on The Nasdaq Global Select Market on January 21, 2011, which was the date of grant.  Mr. Clarke was awarded his stock options on February 14, 2011, the date he joined the Company.  His options had a binomial stock option value of $12.72 per share, based on an exercise price of $29.86, the closing price of our common stock on The Nasdaq Global Select Market on that date.  These options vest in one-third increments beginning on the first anniversary of the date of grant.

All outstanding stock options vest immediately upon a “change in control” of our Company, as defined in the applicable stock option agreements.  Single trigger vesting of stock options in the event of a change in control provides the Company with an effective and viable retention mechanism that incentivizes our executives and key employees to remain with the Company prior to the consummation of such change in control while also providing our employees with the same opportunities as stockholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the change of control transaction.  The Committee believes that in the event of a change in control, employees should not be required to have the fate of their outstanding equity tied to the new company’s future success. Single trigger vesting on performance-contingent equity awards, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

Generally, our stock options terminate seven years after the date of grant.  To the extent an option remains unexercised at the end of such seven-year period, the employee’s right to purchase shares pursuant to the option terminates.  In addition, an option will terminate upon the occurrence of certain other events.   Upon retirement, previously vested stock options terminate five years after the date of retirement, subject to the earlier expiration of the option in accordance with its seven-year term.  If an employee is terminated without cause or if an employee terminates his employment voluntarily, previously vested options terminate the earlier of 90 days after the date of termination of employment or the expiration of the option term.  All unvested options immediately terminate upon termination for any of the above reasons.  If employment is terminated as a result of the employee’s disability or death, options are deemed exercisable in full.  In the event of disability, options will terminate the earlier of either 90 days or one year after the termination of employment, in accordance with the applicable agreement.  In the event of the death of an employee (or if an employee dies during a period in which an option remains exercisable following a termination of employment as described above), options remain exercisable for a period of one year following the employee’s death, subject to the earlier expiration of the option term.  If employment is terminated for any other reason, vested and unvested options terminate immediately upon termination of employment.  The parameters for stock option awards in 2012 remain largely unchanged.

We do not back-date or re-price stock options nor do we grant stock options or other equity awards retroactively.  All options are granted with an exercise price equal to the closing price of our common stock on The Nasdaq Global Select Market on the date of grant.

Performance-Based Restricted Stock.  In 2011, the granting of restricted stock was specifically targeted toward the retention of our executives and key employees.  Our long-term equity-based incentives have enabled us to attract and retain key employees by encouraging their ownership in our common stock.  The award of restricted stock is also designed to assist executives in satisfying our Company’s ownership guidelines with respect to our common stock.  The number of shares of restricted stock awarded to an executive is based on the target dollar value of the amount of such executive’s long-term incentive compensation allocated to restricted stock.  That target dollar value is translated into a number of shares of restricted stock based on the fair value of the award, which is determined to be the closing price of our common stock on the Nasdaq Global Select Market on the date of the award.  In 2010, we discontinued our practice of determining target dollar value by discounting for the performance and service restrictions and for risk of forfeiture.

In 2011, restricted stock awarded to our executive officers and all key employees contained both a one-year performance restriction and a three-year, time-based service restriction.  The performance restriction required the achievement of the same consolidated net income target as the AIP discussed above.   If 100% of this target is not achieved, a lesser amount of restricted stock is vested based on a straight-line sliding scale, so long as we achieve at least 75% of the performance goal.  The sliding scale is set such that the achievement of 75% of the performance goal will equal a forfeiture of 50% of the award and the failure to achieve 75% of the performance goal will result in a forfeiture of the entire award.  At least 75% of the performance goal was not achieved in 2011.  As such, all 2011 restricted stock awards to our Named Officers were forfeited.

The restricted stock is also subject to a three-year time based service restriction.  The entire restricted stock awards remain subject to forfeiture until the third anniversary.  Upon the third anniversary of the award, if the performance metric was previously met, the service restriction lifts, provided the recipient was an employee of our Company or any majority owned subsidiary from the date of grant until the third anniversary of such date.  There are certain instances in which time-based service restrictions will lapse prior to the third anniversary, provided the performance metric was previously met.  The restricted stock will vest immediately upon the occurrence of the recipient’s death, termination of employment as a result of disability or upon a change in control of our Company.  In addition, if we terminate a recipient’s employment without cause, the time-based service restrictions will lapse and, provided the performance restriction was previously met and the restricted stock was awarded more than 18 months prior to termination of employment, such restricted stock will vest as to a percentage of the award determined by dividing the number of whole months of the recipient’s employment beginning on the date of grant by 36.  If a recipient retires from our Company after the age of 55 and with at least 10 years of full-time service, the time-based service restrictions will lapse, and, provided the performance metric was previously met, the restricted stock will vest as to a percentage of the grant determined by dividing the number of months of his or her employment since the date of the award by 36.  If a recipient is terminated for cause or voluntarily terminates his employment prior to the third anniversary of the date of award, the entire performance-vested award is forfeited regardless of when the termination of employment occurs in the three-year service period.

In 2011, the Committee awarded restricted stock to our Named Officers as follows:

Named Officer	Restricted Stock Awarded January 21, 2011	Target Value	Restricted Stock Forfeited December 31, 2011(1)
J. Joseph Burgess	19,737	$525,000	19,737
David A. Martin	8,553	227,500	8,553
Brian J. Clarke	7,619	227,500	7,619
David F. Morris	8,553	227,500	8,553
Holly S. Sharp	1,974	52,500	n/a	(2)

(1)
The performance period applicable to such awards was from January 1, 2011 through December 31, 2011, and the applicable net income target was $75.6 million, subject to adjustment in accordance with our AIP.  In December 2011, the Committee determined that the minimum restricted stock performance target was not achieved and the 2011 restricted stock awards were forfeited in their entirety on December 31, 2011.

(2)	Holly Sharp resigned from the Company effective December 31, 2011. In accordance with the terms of the award agreement, all of her 2011 restricted stock award was forfeited on such date.

For all Named Officers except Mr. Clarke, the number of shares of restricted stock awarded was calculated by dividing the target value of each Named Officer’s respective award by $26.60, the closing price of our common stock on The Nasdaq Global Select Market on January 21, 2011, which was the date of award.  Mr. Clarke was awarded his restricted stock award on February 14, 2011, the date he joined the Company.  The closing price of our common stock on The Nasdaq Global Select Market on that date was $29.86.

In 2012, the Committee determined that using the short-term performance goal from our annual cash incentive plan in our long-term incentive program was not providing the desired long-term retention incentive.  As part of this review, the Committee determined to incorporate multi-year performance measures as well as annual performance-based vesting, as further set forth below under “2012 Compensation Program Changes.”

Cash-Based Incentives.  In 2011, long-term cash-based incentives were awarded to certain of our executive officers under our Executive Performance Plan.  The payouts of such awards will be based on the level of achievement of financial and other pre-established performance criteria over a three-year performance period.  The Committee determined the participants in the Executive Performance Plan based on an executive’s level of responsibility and duties.  For these executive officers, the Committee determines certain performance targets for threshold, target and maximum incentive cash payments during a three-year performance period.  For each three-year period, the target annual cash incentive award is determined based on 15% of the total dollar value of the long-term incentive compensation established for each participating executive officer. In 2010, we discontinued our practice of determining target dollar value by discounting for the time value of money and the risk associated with the performance based payout range.

The Committee believes these awards focus the interests of our key executives on one or more of the key measures of our financial success as determined by the Committee over the longer term than the annual cash incentive payments.  Those key measures may include stock price, sales, return on equity, book value, expense management, earnings per share, free cash flow, net income, individual performance and business unit performance.  The payment of a long-term cash incentive award may be reduced by the Committee in its sole discretion, and the granting of such awards is subject to the discretion of the Committee.

For the three-year performance period beginning in 2011 and ending in 2013 (the “2011-2013 Performance Period”), the Committee established two performance targets based on total stockholder return (“TSR”) and cumulative earnings per diluted share (“EPS”), with the right to receive threshold, target and maximum payments subject to the level of achievement to the performance targets.  Performance award targets are subject to adjustment due to certain extraordinary events as determined at the discretion of the Committee.

One-half of the threshold amount (threshold equals 50% of target) would be paid if the Company achieved a three-year TSR equal to the 50th percentile of all TSRs of companies in the benchmark group (the “Benchmark Group”); one-half of the target amount would be paid if the Company achieved a three-year TSR at the 70th percentile of all TSRs of the Benchmark Group; and one-half of the maximum amount (maximum equals 200% of target) would be paid if the Company achieved a three-year TSR greater than the 90th percentile of all TSRs of the Benchmark Group. Also, the Company must achieve a three-year TSR that is at least equal to the 50% percentile of all TSRs of the Benchmark Group to receive any payout pursuant to the TSR performance target.

In addition, one-half of the threshold amount would be paid if the Company achieved EPS equal to 75% of the three-year EPS target, as set by the Committee; one-half of the target amount would be paid if the Company achieved three-year EPS equal to 85% of the EPS target; and one-half of the maximum amount would be paid if the Company achieved 100% or greater of the three-year EPS target.

The award agreements in connection with these cash awards for the 2011-2013 Performance Period provide for the payment of: (i) the target award in the event of a change in control; (ii) payment of a pro rata portion of the target award in the event of death, based upon the number of full months that the Named Officer was employed during the performance period prior to termination of employment divided by 36; and (iii) in the event of retirement (after the age of 55 and with at least 10 years full-time service), termination of employment due to long-term disability or termination of employment by the Company without cause, payment of a pro rata portion of the performance award, based upon the level of achievement to date of the performance metrics, and based upon the number of full months that the Named Officer was employed during the performance period prior to termination of employment divided by 36.

For the 2011-2013 Performance Period, the Committee designated, among others, Messrs. Burgess, Martin, Clarke and Morris and Ms. Sharp as participants. The Committee set a target cash incentive payout of $225,000 for Mr. Burgess, $97,500 for each of Messrs. Martin, Clarke and Morris and $22,500 for Ms. Sharp.  Ms. Sharp resigned from the Company effective December 31, 2011.  In accordance with the terms of the award agreement, her long-term cash incentive award was forfeited on such date.

In 2009, Messrs. Burgess, Martin and Morris and Ms. Sharp were designated as participants for the three-year performance period beginning in 2009 and ending in 2011 (the “2009-2011 Performance Period”).  The Committee set target cash incentive payouts of $225,000 for Mr. Burgess, $120,000 for Mr. Martin, $134,483 for Mr. Morris and $24,828 for Ms. Sharp (threshold and maximum payouts for each participant were set at one-half and two times these targets, respectively).  The Committee established a three-year net income performance target for the 2009-2011 Performance Period of $116,889,000, subject to certain adjustments, including (i) any cash or other property dividend or distribution (including any spin-off), effective as of the time of such event and equal in amount to the fair market value of such dividend or distribution, (ii) any stock issuances by us, including the exercise of employee and director stock options, (iii) any acquisition or disposition of any business by us, whether as a stock acquisition or asset transaction, and (iv) the inclusion or exclusion of other items set forth in our AIP or as otherwise determined by the Committee, in its sole discretion, to be extraordinary and/or non-recurring.  For the period, our actual net income, as adjusted, was $121,678,000, or 104.1% of the target, which made the participants eligible for the following award payouts:  Mr. Burgess ($361,205); Mr. Martin ($139,666); and Mr. Morris ($156,522).  Ms. Sharp resigned from the Company effective December 31, 2011 and therefore she was not eligible for an award.

2012 Compensation Program Changes

In February 2012, the Committee approved certain changes to our equity program commencing in 2012 to more closely align pay to long-term performance in furtherance of driving our long-term financial success. Commencing in 2012, the Committee will incorporate performance units into our equity program, which will be denominated in restricted stock units, the vesting of which will depend upon achievement of a gating requirement based upon annual and cumulative three-year returns on invested capital (“ROIC”), and, if the gating requirement is satisfied, the actual amount of the award vested will be determined based on the achievement of annual and cumulative three-year earnings per share (“EPS”) goals.  The performance units replace the performance-based restricted stock and long-term, performance based incentive cash.

If 100% of an annual EPS goal is not achieved, a lesser amount of performance units will vest based on a straight-line sliding scale, so long as at least 90% of the annual EPS goal is achieved and provided the annual gating requirement is achieved.  The sliding scale is set such that the achievement of 90% of an annual EPS goal will result in the vesting of 50% of the target performance unit award available for that year, and the failure to achieve 90% of the annual EPS goal will result in a forfeiture of the entire award for that year although all or a portion of any unvested performance units may be earned at the end of the three-year performance period, as further set forth below.

Any performance units not vested in a particular year because the maximum award available for that year has not been achieved may be carried over and earned at the end of the three-year period through achievement of the three-year cumulative ROIC target and achievement of at least 90% of the cumulative three-year EPS goal, subject to same sliding scale as set forth above.   Employees who receive performance units shall have no rights as stockholders with respect to such performance units until the performance units vest, although the awards are subject to adjustment due to dividends, split-ups, mergers, etc.

This change was implemented to incentivize superior performance over an extended period, which will further align the interests of our Named Officers and other high level employees with our stockholders.  The performance units replace the award of performance-based restricted stock and long-term cash to our executives and other high-level employees.

Section 162(m) Performance-Based Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits federal income tax deductions for compensation to $1.0 million per year for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated officers, but contains an exception for performance-based compensation that satisfies certain conditions.  Under our Executive Performance Plan, the Committee designates participants in various incentive programs for each fiscal year or other period set by the Committee.  Each incentive program can have its own specific performance goals or targets and performance period.  The Committee establishes objective performance goals based upon one or more key financial measures as discussed above.  Performance goals may be determined based on any of the measures designated in the Executive Performance Plan, individually or in combination, adjusted in the manner the Committee determines in its sole discretion.

The payment of any incentive program award under our Executive Performance Plan may be reduced by the Committee in its sole discretion, and the granting of awards is subject to the discretion of the Committee.  In addition, our Board may modify or terminate this plan at any time in its discretion.

Policy on Recoupment of Incentive Compensation

Our Board of Directors has adopted a policy on recoupment of incentive compensation providing that if during any fiscal year there occurs a material misstatement or omission of financial information in our financial statements, our Board of Directors or Committee may, in its discretion, recoup or cancel all or part of the incentive compensation provided to any executive officer or key employee.  For the purposes of the policy, incentive compensation includes any bonus, incentive payment, equity award or other compensation, including the amount of any annual salary increase or any gains realized on the exercise of stock options or sale of shares of our common stock received as incentive compensation.  In addition to the recoupment of incentive compensation, our Board or Committee may take such other actions as it deems necessary or appropriate to address the events that gave rise to the material misstatement or omission and to prevent its recurrence.  Such actions may include, to the extent permitted by applicable law:

•	adjusting the future compensation of the executive officer or key employee,
•	terminating the employment of the executive officer or key employee, and
•	pursuing other legal remedies against the executive officer or key employee.

Each executive officer or key employee who receives incentive compensation pursuant to any of our incentive compensation plans is required to acknowledge in writing his or her agreement with the policy and understanding that any incentive compensation made to him or her is conditioned upon and subject to the policy.

We believe that by providing the Company with the appropriate power to recover incentive compensation paid to an executive officer, the Company demonstrates its commitment to strong corporate governance. This recoupment policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Stock Ownership Policy with Respect to Named Officers

We have a policy with respect to the required stock ownership levels of certain highly-compensated key employees, including our Named Officers.  The purpose of this policy is to ensure that the required stock ownership of these employees is commensurate with his or her duties and responsibilities, as measured on an annual basis.  Under the policy, each of our Named Officers is required to beneficially own, by no later than the third anniversary of the date he or she became subject to the policy (and to retain thereafter, until he or she is no longer subject to the policy), a minimum number of shares of our common stock that is equal in value to a multiple of his or her annual base salary.  The minimum share ownership amount is recalculated annually as of January 1 based on the Named Officer’s current annual base salary as of December 31 of the immediately preceding year.

The minimum number of shares is determined by dividing the base salary multiple by the average of the closing price of our common stock for the ten trading days prior to the applicable valuation date.  The multiplier used in calculating the base salary multiple is assigned to each Named Officer based on his or her responsibilities and duties and ranges from one to three times the Named Officer’s annual base salary.  As of January 1, 2012, the required share ownership of each of our Named Officers was as follows:

Named Officer	Date Subject to Policy	Salary at December 31, 2011	Salary Multiplier		10-Day Average Closing Price	Required Share Ownership as of January 1, 2012
J. Joseph Burgess	April 14, 2008	$587,600	3	x	$15.04	117,207
David A. Martin	August 13, 2007	324,450	2	x	15.04	43,145
Brian J. Clarke	February 14, 2011	345,000	2	x	15.04	45,878
David F. Morris	July 25, 2006	355,350	2	x	15.04	47,254
Holly S. Sharp	January 14, 2009	236,900	1	x	15.04	15,751

To date, each of the Named Officers other than Mr. Clarke has fulfilled the stock ownership requirements of this policy.  Mr. Clarke must acquire 45,878 shares by February 14, 2014 in order to fulfill his requirement.  Ms. Sharp is no longer an employee of the Company and, therefore, is not subject to this policy.

Anti-Hedging Policy

In February 2012, our Board of Directors adopted an anti-hedging policy that prohibits officers, directors and employees from entering into hedging or monetization transactions involving our common stock. Prohibited transactions include, without limitation, zero-cost collars, forward sale contracts, purchase or sale of options, puts, calls, margin accounts, or other derivatives that are directly linked to the Company’s stock or transactions involving short sales of the Company’s stock. The Board adopted this policy to require officers, directors and employees to continue to own Company stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other stockholders.

Other Benefits

Standard Benefit Package.  We provide standard Company-sponsored benefit plans to all of our employees, including our Named Officers.  Such benefits include Company-sponsored insurance, retirement (defined contribution), severance benefits, 401(k) matching contributions, short-term disability insurance in the amount of 100% of each employee’s base salary at the time of disability for disabilities lasting for up to 90 days and long-term disability insurance in the amount of 60% of each employee’s base salary at the time of disability for disabilities lasting longer than 90 days from the time of the disability until the earlier of age 65 or the date the employee is no longer disabled.  The long-term disability benefits are capped at $12,500 per month, although the Committee approved a supplemental policy pursuant to which the cap is increased for certain high-level employees, as set forth below under “Executive Disability Insurance”.  We also provide life insurance benefits in the amount of two times the employee’s salary, up to $500,000, for all of our employees (except our Chief Executive Officer who has $1.0 million in life insurance benefits).

Supplemental Benefits for Certain Executives. In addition, in order to provide a competitively attractive package to secure and retain executive officers, we supplement the standard benefit packages offered to all employees with appropriate executive benefits, as listed below.  The executive officers’ benefits packages are designed to assist the executive officers in providing for their own financial security in a manner that recognizes individual needs and preferences.

Deferred Compensation Plan.  Executive officers may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified deferred compensation plan for key employees.  This plan allows for base salary deferral of up to 15% of base salary, and bonus deferral of up to 50% of bonus amounts.  Under the plan, we will match contributions equal to the first 3% of compensation at a 100% rate, and contributions equal to the next 2% of compensation at a 50% rate, when aggregated with any matching contributions made under our 401(k) Profit Sharing Plan (Company-matching contributions were limited to a maximum aggregate of $9,800 per employee for 2011).  Contributions in the nonqualified deferred compensation plan are adjusted to match the performance of participant-selected indices, which mirror fund choices available under our 401(k) Profit Sharing Plan.

Account balances will accrue for each participant based on the amount of the participant’s deferrals into the account and the investment performance of his or her selected indices.  Participants are at all times 100% vested in their deferrals, Company-matching contributions and investment earnings.  Participants generally will be paid their account balances after termination of their employment with our Company or on such other distribution date as they may elect.  For our Named Officers, however, no payments may be made from his or her account balance until the date that is six months following the date of termination of the Named Officer’s employment.

During 2011, Messrs. Martin and Morris deferred $9,733 and $84,494 of their compensation, respectively, under our nonqualified deferred compensation plan.  We contributed an additional $406 in Company-matching contributions to Mr. Martin’s account in 2011.  No Company-matching contributions were made under the plan to Mr. Morris’ account during 2011.

Executive Disability Insurance.  In 2011, the Committee approved a supplemental policy for executives of the Company pursuant to which the maximum monthly benefit under long-term disability is increased from $12,500 to 60% of the executive’s monthly cash compensation, inclusive of target annual bonus.

Other Benefits.  We provide to each of our executive officers a cellular phone with e-mail capabilities.  In addition, in 2011 we provided to Mr. Burgess $10,380 for annual club fees, and to Ms. Sharp $9,300 for a car allowance.

Compensation Committee Report

The responsibilities of our Compensation Committee are provided in its charter, which has been approved by our Board of Directors.

In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Compensation Committee, among other things, has:

•	reviewed and discussed the Compensation Discussion and Analysis with management, and

•	in reliance on such review and discussions, approved the inclusion of such Compensation Discussion and Analysis in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE

Juanita H. Hinshaw, Chair    Stephanie A. Cuskley

John P. Dubinsky    Phillip D. Wright

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

*           *           *

Compensation in Last Fiscal Year

Summary Compensation Table

The following table sets forth information concerning compensation earned for the fiscal years ended December 31, 2011, 2010 and 2009, if applicable, for all persons who served as our principal executive officer or principal financial officer during 2011 and the three other most highly compensated executive officers of our Company (collectively, the “Named Officers”):

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
J. Joseph Burgess Chief Executive Officer and President	2011 2010 2009	$587,000 565,000 520,000	$525,000 525,000 894,036	*	$750,000 855,600 750,002	(6)	$361,205 860,681 565,000	$30,983 22,087 98,121	$2,254,188 2,828,368 2,827,159
David A. Martin Senior Vice President and Chief Financial Officer	2011 2010 2009	$324,450 315,000 286,000	$227,500 227,500 345,691	*	$325,000 325,000 290,002		$139,666 307,984 295,964	$15,380 11,174 9,954	$1,031,996 1,186,658 1,227,611
Brian J. Clarke (7) Senior Vice President – Business Integration	2011	$301,875	$227,500	*	$325,000		—	$6,843	$861,218
David F. Morris Senior Vice President, General Counsel and Chief Administrative Officer	2011 2010 2009	$355,350 345,000 338,000	$227,500 227,500 387,408	*	$325,000 325,000 325,002		$156,522 337,977 352,348	$16,361 11,174 11,174	$1,080,733 1,246,651 1,413,932
Holly S. Sharp Vice President – Human Resources and Environmental, Health and Safety	2011 2010 2009	$236,900 230,000 210,000	$52,500 52,500 71,519		$75,000 75,000 59,997		— $60,000 86,791	$61,130 19,764 18,154	$425,530 437,264 446,461

* Awards forfeited on December 31, 2011 (see footnote 2 below for detailed explanation).

(1)	Includes amounts earned but deferred at the election of the executive officer under our nonqualified deferred compensation plan.

(2)
Represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.  Awards of restricted stock contain a one-year performance target restriction and a three-year service restriction.  The awards are subject to forfeiture if the performance target is not met or if the Named Officer’s employment terminates prior to the end of the three-year service period.  The minimum performance target for the 2011 award was not met; therefore, the restricted stock awarded in 2011 was forfeited as of December 31, 2011. The performance targets in connection with the 2009 and 2010 awards were deemed to have been met, and the performance restrictions were removed for those awards.  For a discussion regarding the valuation of our stock awards for financial statement reporting purposes, please refer to Note 7, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 28, 2012.

(3)
Represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.  For a discussion regarding the valuation of our option awards for financial statement reporting purposes, please refer to Note 7, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 28, 2012.

(4)
The 2011 amounts represent cash payments under our Executive Performance Plan in connection with long-term incentive cash awards for the performance period of January 1, 2009 through December 31, 2011 for Messrs. Burgess, Martin and Morris of $361,205, $139,666, and $156,522, respectively.  The 2010 amounts include bonuses awarded under our Management Annual Incentive Plan and cash payments under our Executive Performance Plan in connection with long-term incentive cash awards for the performance period of January 1, 2008 through December 31, 2010 for Messrs. Burgess, Martin and Morris of $360,681, $138,723 and $152,596, respectively.  The 2009 amounts include bonuses awarded under our Management Annual Incentive Plan and also include cash payments under our Executive Performance Plan in connection with long-term incentive cash awards for the performance period of January 1, 2007 through December 31, 2009 for Messrs. Martin and Morris of $118,662 and $142,808, respectively.

(5)
Represents the following amounts paid or accrued in 2011:  Mr. Burgess, $9,800 in employer-matching contributions under our 401(k) Profit Sharing Plan, $5,220 in term life insurance premiums, $5,583 in executive disability insurance premiums and $10,380 in club fees; Mr. Martin, $9,800 in employer-matching contributions under our 401(k) Profit Sharing Plan and nonqualified deferred compensation plan, $1,374 in term life insurance premiums and $4,206 in executive disability insurance premiums; Mr. Clarke, $1,260 in term life insurance premiums and $5,583 in executive disability insurance premiums; Mr. Morris, $9,800 in employer-matching contributions under our 401(k) Profit Sharing Plan, $1,374 in term life insurance premiums and $5,187 in executive disability insurance premiums; and Ms. Sharp, $9,800 in employee-matching contributions under our 401(k) Profit Sharing Plan, $1,303 in term life insurance premiums, $1,244 in executive disability insurance premiums and $9,300 in car allowance.  Additionally, in accordance with her separation agreement, Ms. Sharp received $39,483 in cash severance and unused vacation.

(6)	Includes a one-time special award of 10,000 stock options having an aggregate grant date fair value of $105,600.

(7)	Mr. Clarke joined our Company on February 14, 2011.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards for the fiscal year ended December 31, 2011 for our Named Officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)(2)	(#)	(#)	(#)	($/Sh)	($)(2)(3)

J. Joseph Burgess	1/21/2011	—	—	—	—	19,737	—	—	—	—	$525,000
	1/21/2011	—	—	—	—	—	—	—	65,166	$26.60	750,000
	1/21/2011	$112,500	$225,000	$450,000

David A. Martin	1/21/2011	—	—	—	—	8,553	—	—	—	—	227,500
	1/21/2011	—	—	—	—	—	—	—	28,239	26.60	325,000
	1/21/2011	48,750	97,500	195,000

Brian J. Clarke	2/14/2011	—	—	—	—	7,619	—	—	—	—	227,500
	2/14/2011	—	—	—	—	—	—	—	25,556	29.86	325,000
	2/14/2011	48,750	97,500	195,000

David F. Morris	1/21/2011	—	—	—	—	8,553	—	—	—	—	227,500
	1/21/2011	—	—	—	—	—	—	—	28,239	26.60	325,000
	1/21/2011	48,750	97,500	195,000

Holly S. Sharp(4)	1/21/2011	—	—	—	—	1,974	—	—	—	—	52,500
	1/21/2011	—	—	—	—	—	—	—	6,517	26.60	75,000
	1/21/2011	11,250	22,500	45,000

(1)
Represents estimated future payouts under our Long-Term Incentive Plan for the 2011 – 2013 performance period.  The target amount is earned if performance targets are achieved.  Any awards earned under our Long-Term Incentive Plan for the 2011 – 2013 performance period would be paid in 2014.

(2)	Represents the number of shares of restricted stock awarded in 2011. For 2011, the minimum performance target was not met; therefore, these awards were forfeited as of December 31, 2011.

(3)
Represents the grant date fair value of $26.60 per share for the restricted stock awards and $11.51 per share for the stock option grants to our Named Officers on January 21, 2011 for Messrs. Burgess, Martin and Morris and Ms. Sharp and a grant date fair value of $29.86 per share for the restricted stock awards and $12.72 per share for the stock option grants to Mr. Clarke on February 14, 2011.  Please refer to Note 7, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on February 28, 2012 for a discussion regarding the valuation of our stock and option awards.

(4)	All awards made during 2011 to Ms. Sharp were forfeited on December 31, 2011 in connection with her resignation of employment.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards, as of the fiscal year ended December 31, 2011, held by our Named Officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)

J. Joseph Burgess	118,397	—	—	$14.55	4/14/15	—	—	—	—
	84,746	42,373	—	12.84	3/2/16	—	—	—	—
	27,007	54,015	—	22.87	2/24/17	—	—	—	—
	—	65,166	—	26.60	1/21/18	—	—	—	—
	—	—	—	—	—	195,676	$3,001,670	—	—

David A. Martin	4,353	—	—	23.92	2/25/12	—	—	—	—
	4,000	—	—	19.41	1/5/13	—	—	—	—
	53,106	—	—	15.77	1/11/14	—	—	—	—
	47,710	—	—	12.97	1/29/15	—	—	—	—
	32,769	16,384	—	12.84	3/2/16	—	—	—	—
	10,259	20,517	—	22.87	2/24/17
	—	28,239	—	26.60	1/21/18
	—	—	—	—	—	36,870	565,586	—	—

Brian J. Clarke	—	25,556	—	29.86	2/14/18	—	—	—	—

David F. Morris	13,500	—	—	14.65	5/5/12	—	—	—	—
	20,100	—	—	19.41	1/5/13	—	—	—	—
	14,451	—	—	15.77	1/11/14	—	—	—	—
	52,481	—	—	12.97	1/29/15	—	—	—	—
	36,724	18,361	—	12.84	3/2/16	—	—	—	—
	10,259	20,517		22.87	2/24/17
	—	28,239		26.60	1/21/18
	—	—	—	—	—	40,119	615,426	—	—

Holly S. Sharp(3)	1,456	—	—	25.60	1/11/14	—	—	—	—
	6,778	—	—	12.84	3/2/16	—	—	—	—
	2,368	—	—	22.87	2/24/17	—	—	—	—
	—	—	—	—	—	—	—	—	—

(1)
Represents the number of shares of restricted stock awarded and outstanding at fiscal year-end as follows:  Mr. Burgess, 22,955 shares awarded on February 24, 2010, 69,629 shares awarded on March 2, 2009 and 103,092 shares awarded on April 14, 2008; Mr. Martin, 9,947 shares awarded on February 24, 2010 and 26,923 shares awarded on March 2, 2009; and Mr. Morris, 9,947 shares awarded on February 24, 2010 and 30,172 shares awarded on March 2, 2009. The shares awarded to Mr. Burgess on April 14, 2008 are not subject to a performance restriction and will vest on the fifth anniversary of the date of the award, provided Mr. Burgess’ employment continues through such date. With respect to all other restricted stock awards, the performance targets for each of these awards have been met, the performance restrictions were removed and such awards will fully vest on the third anniversary of the date of award; provided, however, that in each case employment continues through such date.

(2)	Represents the value of shares of restricted stock calculated on the basis of the closing price of our common stock on The Nasdaq Global Select Market on December 30, 2011 ($15.34 per share).

(3)
Ms. Sharp resigned from the Company effective December 31, 2011. As part of her separation agreement, Ms. Sharp will have 90 days in which to exercise any stock options that were exercisable as of December 31, 2011.  Any unexercisable stock options as of December 31, 2011 were forfeited.  Additionally, under her separation agreement, 1,403 shares from her February 24, 2010 restricted stock award and 5,106 shares from her March 2, 2009 restricted stock award were deemed vested on December 31, 2011.  Any remaining restricted stock awards were forfeited.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our Named Officers and the vesting of stock awards previously granted to our Named Officers during the fiscal year ended December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Joseph Burgess	—	—	52,784	$1,370,273
David A. Martin	9,500	$101,805	23,179	610,303
Brian J. Clarke	—	—	—	—
David F. Morris	—	—	25,497	671,336
Holly S. Sharp	1,800	11,592	11,145	221,914

(1)
Reflects the difference between the market price on the date of exercise, and the exercise price.  Mr. Martin exercised (i) 1,250 stock options on March 17, 2011, at an average market price of $26.00 and an exercise price of $15.50, (ii) 3,750 stock options on March 17, 2011 at an average market price of $26.00 and an exercise price of $16.26 and (iii) 4,500 stock options on March 23, 2011 at an average market price of $26.24 and an exercise price of $14.65. Ms. Sharp exercised 1,800 stock options on March 2, 2011 at an average market price of $25.85 and an exercise price of $19.41

(2)
Reflects the number of shares vesting multiplied by the market price on the date of the lapse of time-based restrictions pursuant to the terms of grant under our 2006 Employee Equity Incentive Plan for restricted stock awards awarded on January 29, 2008 to Messrs. Martin and Morris and Ms. Sharp and April 14, 2008 to Mr. Burgess.   Additionally, under Ms. Sharp’s separation agreement, 1,403 shares from her February 24, 2010 restricted stock award and 5,106 shares from her March 2, 2009 restricted stock award were deemed vested on December 31, 2011.

Nonqualified Deferred Compensation

Executive officers may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified deferred compensation plan for key employees.  This plan allows for base salary deferral of up to 15% of base salary, and bonus deferral of up to 50% of bonus amounts.  Under the plan, we will match contributions equal to the first 3% of compensation at a 100% rate, and contributions equal to the next 2% of compensation at a 50% rate, when aggregated with any matching contributions made under our 401(k) Profit Sharing Plan (Company-matching contributions were limited to a maximum aggregate of $9,800 per employee for 2011).  Contributions in the nonqualified deferred compensation plan are adjusted to match the performance of participant-selected indices, which mirror fund choices available under our 401(k) Profit Sharing Plan.  In connection with this plan, the Company established a Rabbi Trust regarding the Company’s promise to pay deferred compensation account balances contributed by participants in the plan. This trust becomes fully funded upon a change in control.

Account balances will accrue for each participant based on the amount of the participant’s deferrals into the account and the investment performance of his or her selected indices.  Participants are at all times 100% vested in their deferrals, Company-matching contributions and investment earnings.  Participants generally will be paid their account balances after termination of their employment with our Company or on such other distribution date as they may elect.  For Named Officers, however, no payments may be made from his or her account balance until a date that is at least six months following the date of termination of the Named Officer’s employment.

During 2011, Messrs. Martin and Morris deferred $9,733 and $84,494 of their compensation, respectively, under our nonqualified deferred compensation plan.  We contributed an additional $665 in Company-matching contributions to Mr. Martin’s account in 2011.  No Company-matching contributions were made under the plan to Mr. Morris’ account during 2011.

The following table sets forth information concerning contributions, earnings and balances under our nonqualified deferred contribution plan for our Named Officers:

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Losses) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

J. Joseph Burgess	—	—	—	—	—
David A. Martin	$9,733	$665	$(5,299)	—	$62,988
Brian J. Clarke	—	—	—	—	—
David F. Morris	84,494	—	(12,850)	—	335,578
Holly S. Sharp	—	—	—	—	—

(1)	Named Officer and registrant contributions also are reported in the “Salary” and “Other Compensation” columns, respectively, of the Summary Compensation Table.

(2)	Amounts credited do not constitute above-market earnings.

Severance, Change in Control and Termination

Severance.  The Company has not entered into change-of-control or severance agreements with its Named Officers.  Effective March 1, 2008, we adopted a severance policy (the “Severance Policy”) that would provide for severance payments to Named Officers (except for Mr. Burgess and Mr. Clarke while subject to their respective employment letters) at the rate of twelve weeks of base salary, plus two additional weeks of base salary for each full year of continuous service time with our Company; provided, however, that our Named Officers would not receive less than twelve nor more than 42 weeks of base salary as severance.  Payments are not lump sum but are processed as extended payroll over the term of the applicable severance period.  Executives may continue to receive medical and dental insurance through the severance period and the Company shall pay that portion of the medical and health insurance that it would have paid had the executive been an employee.  Additionally, executives are entitled to $10,000 in outplacement services.

This Severance Policy would apply where a Named Officer in good standing with our Company is involuntarily terminated without cause and not due to a Code of Conduct violation, and the Named Officer has completed a minimum of six months’ continuous service time.

Our Company does not offer change in control tax gross-up provisions.

Under his employment letter, if Mr. Burgess is terminated for any reason other than for “Cause” (as defined in his employment letter), Mr. Burgess would receive severance benefits equal to 12 months of his then current base salary and 12 months of the monthly cost of medical and dental insurance then provided by the Company.   The payments are in lieu of payments that would have been due Mr. Burgess under the Severance Policy.  Any severance payments made pursuant to Mr. Burgess’ employment letter are conditioned upon certain representations, warranties, covenants and agreements to be made by Mr. Burgess, including, but not limited to, a release of all claims and covenants of confidentiality, non-solicitation and non-competition.

Under his employment letter, if Mr. Clarke is terminated during his employment for any reason other than by the Company for “Cause” (as defined in his employment letter), or by Mr. Clarke for “Good Reason” (as defined in his employment letter) following a change in control, then Mr. Clarke is entitled to receive severance benefits equal to 12 months of his then current base salary and 12 months of the monthly cost of medical and dental insurance then provided by the Company.  Any such payments would be in lieu of payments that would have been due Mr. Clarke under the Severance Policy. Any severance payments made pursuant to Mr. Clarke’s employment letter are conditioned upon certain representations, warranties, covenants and agreements to be made by Mr. Clarke, including, but not limited to, a release of all claims and covenants of confidentiality, non-solicitation and non-competition.

Change in Control and Termination.

Equity-Based Incentives. The award agreements in connection with our stock option and restricted stock awards provide that upon a change in control of our Company, all outstanding unvested equity awards will immediately vest; except with respect to Mr. Burgess’ April 14, 2008 restricted stock award (which is detailed below). Single trigger vesting of stock options in the event of a change in control provides our Company with an effective and viable retention mechanism that incentivizes our executives and key employees to remain with our Company prior to the consummation of such change in control while also providing our employees with the same opportunities as stockholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the change of control transaction.  The Committee believes that in the event of a change in control, employees should not be required to have the fate of their outstanding equity tied to the new company’s future success. Single trigger vesting on performance-contingent equity awards, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

In addition, if we were to terminate any Named Officer’s employment without cause, the service restrictions on any restricted stock awarded more than 18 months prior to such termination would vest as to a percentage of the award determined by dividing (i) the number of whole months of the Named Officer’s employment beginning on the date of the award through the date of termination (provided that the number of whole months is at least 18) by (ii) 36.

Mr. Burgess’ award of 103,092 shares of restricted stock on April 14, 2008 provides for a five-year service period.  This time-based service restriction lapses if, following a change in control, Mr. Burgess’ employment is terminated by the Company without cause or by Mr. Burgess for good reason.  Additionally, upon an involuntary termination without cause or upon his death or termination due to disability, the service restrictions would lapse as to that percentage of the award determined by dividing (i) the whole number of months of Mr. Burgess’ employment beginning on the date of the award through his date of termination by (ii) 60.

Long-Term Cash Incentives.  Certain of our Named Officers have received long-term cash performance awards under our Executive Performance Plan. The award agreements in connection with these cash awards for the three-year performance period beginning in 2011 and ending in 2013 (the “2011-2013 Performance Period”) provide for the payment of (i) the target award in the event of a change in control; (ii) payment of a pro rata portion of the target award in the event of death, based upon the number of full months that the Named Officer was employed during the performance period prior to termination of employment divided by 36; and (iii) in the event of termination of employment due to long-term disability or termination by the Company without cause, payment of a pro rata portion of the performance award, based upon the level of achievement to date of the performance metrics, and based upon the number of full months that the Named Officer was employed during the performance period prior to termination of employment divided by 36.

The award agreements in connection with these cash awards for the three-year performance period beginning in 2010 and ending in 2012 (the “2010-2012 Performance Period”) provide for the payment of (i) in the event of a change in control, a termination of employment without cause or termination of employment due to disability, payment of a pro rata portion of the performance award, based upon the level of achievement to date of the performance metrics, and based upon the number of full months that the Named Officer was employed during the performance period prior to termination of employment divided by 36; and (ii) in the event of death, a pro rata portion of the award based upon the number of full months that the Named Officer was employed during the performance period prior to death, divided by 36.

The performance metrics for the 2011-2013 Performance Period and 2010-2012 Performance Period are: (x) the Company’s total stockholder return (“TSR”) as compared to the TSR of a benchmark group of companies; and (y) cumulative diluted earnings per share.

Summary Data Charts. Except as otherwise indicated with respect to Ms. Sharp, the following tables show the potential payments and benefits due to each Named Officer under various employment termination events.  These post-employment amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to our Named Officers.  The assumptions used in preparation of these tables are consistent with the payments and benefits described above as well the following assumptions:

•	A termination date of December 31, 2011.

•	A value of $15.34 per share used for the value of our common stock, which was the closing price of our common stock on December 31, 2011.

•	With respect to the value of stock options, the value is reduced by the exercise price per share.

•
With respect to long-term cash payments, no adjustments have been made to account for stock price for stock splits, stock dividends or other recapitalization in determining the level of achievement of the total stockholder return performance goal.  Additionally, no adjustments have been made for extraordinary and/or non-recurring items in determining the achievement of the cumulative earnings per share performance goal, which is in the sole discretion of the Compensation Committee.  Any adjustments could alter these values.

Potential Post-Employment Payments

J. Joseph Burgess – President and Chief Executive Officer

Type of Payment	Involuntary Termination without Cause		Change in Control Only		Change in Control Followed by Involuntary Termination without Cause		Change in Control Followed by Voluntary Termination for Good Reason		Retirement	Death		Disability
Severance Compensation	$587,000		–		$587,000		–		–	–		–
Medical and Dental Benefits	10,535		–		10,535		–		–	–		–
Unvested Restricted Stock (except April 14, 2008 award)	1,194,290	(1)	$1,420,239	(2)	–	(3)	–	(3)	–	$1,420,239	(2)	$1,420,239	(2)
Unvested Restricted Stock from April 14, 2008 Award	1,159,716	(4)	–		1,581,431	(5)	$1,581,431	(5)	–	1,159,716	(4)	1,159,716	(4)
Unvested Stock Options	–		105,933	(6)	–		–		–	–		–
Long-Term Cash – 2010-2012 Performance Period	–		–		–		–		–	150,000		–
Long-Term Cash – 2011-2013 Performance Period	–		225,000		–		–		–	75,000		–
Total	$2,951,541		$1,751,172		$2,178,966		$1,581,431		–	$2,804,955		$2,579,955

(1)	The number of shares of unvested restricted stock immediately vesting upon termination without cause is 77,855.

(2)	The number of shares of unvested restricted stock immediately vesting upon a change in control, death or disability is 92,584.

(3)	All unvested restricted stock immediately vests upon a change in control, as already set forth in the Change in Control Only column.

(4)	The number of shares of unvested restricted stock immediately vesting upon termination without cause, death or disability is 75,601.

(5)	The number of shares of unvested restricted stock immediately vesting upon a change of control, followed by a termination without cause or termination by employee for Good Reason is 103,092.

(6)	The number of outstanding unvested stock options becoming immediately exercisable upon a change of control is 161,554.

David A. Martin – Senior Vice President and Chief Financial Officer

Type of Payment	Involuntary Termination without Cause		Change in Control Only		Change in Control Followed by Involuntary Termination without Cause		Change in Control Followed by Voluntary Termination for Good Reason		Retirement	Death		Disability
Severance Compensation	$262,056		–		$262,056		–		–	–		–
Medical and Dental Benefits	10,227		–		10,227		–		–	–		–
Outplacement Services	10,000		–		10,000		–		–	–		–
Unvested Restricted Stock	471,830	(1)	$565,586	(2)	–	(3)	–	(3)	–	$565,586	(2)	$565,586	(2)
Unvested Stock Options	–		40,960	(4)	–		–		–	–		–
Long-Term Cash – 2010-2012 Performance Period	–		–		–		–		–	65,000		–
Long-Term Cash – 2011-2013 Performance Period	–		97,500		–		–		–	32,500		–
Total	$754,113		$704,046		$282,283		–		–	$663,086		$565,586

(1)	The number of shares of unvested restricted stock immediately vesting upon termination without cause is 30,758.

(2)	The number of shares of unvested restricted stock immediately vesting upon a change in control, death or disability is 36,870.

(3)	All unvested restricted stock immediately vests upon a change in control, as already set forth in the Change in Control Only column.

(4)	The number of outstanding unvested stock options becoming immediately exercisable upon a change of control is 65,141.

Brian J. Clarke – Senior Vice President – Integration

Type of Payment	Involuntary Termination without Cause	Change in Control Only	Change in Control Followed by Involuntary Termination without Cause	Change in Control Followed by Voluntary Termination for Good Reason	Retirement	Death	Disability
Severance Compensation	$345,000	–	$345,000	$345,000	–	–	–
Medical and Dental Benefits	10,527	–	10,527	10,527	–	–	–
Unvested Restricted Stock	–	–	–	–	–	–	–
Unvested Stock Options(1)	–	–	–	–	–	–	–
Long-Term Cash – 2010-2012 Performance Period (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Long-Term Cash – 2011-2013 Performance Period	–	$97,500	–	–	–	$32,500	–
Total	$355,527	$97,500	$355,527	$355,527	–	$32,500	–

(1)	The number of outstanding unvested stock options becoming immediately exercisable upon a change of control is 25,556.

(2)	Mr. Clarke is not a participant under the 2010-2012 Long-Term Cash Award.

David F. Morris – Senior Vice President, Chief Administrative Officer and General Counsel

Type of Payment	Involuntary Termination without Cause		Change in Control Only		Change in Control Followed by Involuntary Termination without Cause		Change in Control Followed by Voluntary Termination for Good Reason		Retirement	Death		Disability
Severance Compensation	$177,675		–		$177,675		–		–	–		–
Medical and Dental Benefits	3,683		–		3,683		–		–	–		–
Outplacement Services	10,000		–		10,000		–		–	–		–
Unvested Restricted Stock	517,516	(1)	$615,426	(2)	–	(3)	–	(3)	–	$615,426	(2)	$615,426	(2)
Unvested Stock Options	–		45,903	(4)	–		–		–	–		–
Long-Term Cash – 2010-2012 Performance Period	–		–		–		–		–	65,000		–
Long-Term Cash – 2011-2013 Performance Period	–		97,500		–		–		–	32,500		–
Total	$708,874		$758,829		$191,358		–		–	$712,926		$615,426

(1)	The number of shares of unvested restricted stock immediately vesting upon termination without cause is 33,737.

(2)	The number of shares of unvested restricted stock immediately vesting upon a change in control, death or disability is 40,119.

(3)	All unvested restricted stock immediately vests upon a change in control, as already set forth in the Change in Control Only column.

(4)	The number of outstanding unvested stock options becoming immediately exercisable upon a change of control is 67,118.

Holly S. Sharp – Former Vice President, Human Resources, Environmental, Health and Safety

Effective December 31, 2011, Ms. Sharp resigned as Vice President, Human Resources, Environmental, Health & Safety. The following table sets forth the payments and benefits that Ms. Sharp is due in connection with her departure from our Company pursuant to her separation agreement.  Ms. Sharp has until March 31, 2012 to exercise previously vested stock options. In connection with her separation, 14,642 unvested stock options and restricted stock awards totaling 3,330 shares, as well as any rights to long-term cash performance awards, were forfeited.

Type of Payment	Amount
Cash severance and unused vacation	$39,483
Continuation of health and dental benefits	1,723
Vesting of pro rata portion of restricted stock	99,848

Total	$141,054

Information Concerning Certain Stockholders

The table below sets forth certain information as of March 12, 2012 with respect to the number of shares of our common stock owned by:

•	each of our executive officers named in the “Summary Compensation Table” under “Executive Compensation,” except Ms. Sharp, who resigned from the Company effective December 31, 2011,
•	each of our directors,
•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, and
•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Common Stock (%)

Invesco Ltd. 1555 Peachtree Street NE Atlanta, Georgia 30309	3,890,989	(3)	9.85
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	3,163,960	(4)	8.01
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,070,741	(5)	7.77
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, Texas 75201-2761	2,433,017	(6)	6.16
Security Investors, LLC One Security Benefit Place Topeka, Kansas 66636-0001	2,232,834	(7)	5.65
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,064,534	(8)	5.23
J. Joseph Burgess	569,712	(9)	1.44
Brian J. Clarke	8,519	(10)	—	(11)
Stephen P. Cortinovis	67,974	(12)	—	(11)
Stephanie A. Cuskley	26,708	(13)	—	(11)
John P. Dubinsky	57,626	(14)	—	(11)
Charles R. Gordon	12,375	(15)	—	(11)
Juanita H. Hinshaw	41,974	(16)	—	(11)
David A. Martin	234,162	(17)	—	(11)
David F. Morris	279,214	(18)	—	(11)
M. Richard Smith	14,144	(19)	—	(11)
Alfred L. Woods	106,182	(20)	—	(11)
Phillip D. Wright	5,637	(21)	—	(11)
Directors and executive officers as a group (14 persons)	1,433,507	(22)	3.63
__________

(1)	The address for each of our directors and executive officers is 17988 Edison Avenue, Chesterfield, Missouri 63005.

(2)
Except as otherwise indicated, as of March 12, 2012, all shares are owned with sole voting and investment power.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  For the listed officers and directors, the number of shares beneficially owned includes shares of common stock that the individual had the right to acquire on or within 60 days after March 12, 2012, including through the exercise of stock options.  References to stock options in the footnotes to this table include only those options that are or will become exercisable within 60 days after March 12, 2012.  Since deferred stock units are fully vested at award, all deferred stock unit grants to directors are included.  Also included are shares of restricted stock, over which the individual has voting power, but no investment power.

(3)
The information provided herein is based Amendment 1 to Schedule 13G filed by Invesco Ltd. with the Securities and Exchange Commission on February 6, 2012. The information in Amendment 1 to Schedule 13G indicates that, at December 31, 2011, the following entities possessed: (i) sole power to vote the respective amount of shares that follow: Invesco Advisers, Inc. − 2,054,700; and Invesco PowerShares Capital Management − 1,831,599; and (ii) sole power to direct disposition of the respective amount of shares that follow: Invesco Advisers, Inc. – 2,054,700; Invesco PowerShares Capital Management – 1,831,599; and Invesco National Trust Company – 4,690.

(4)
The information provided herein is based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 10, 2012.  The information in the Schedule 13G indicates that, at December 31, 2011, T. Rowe Price Associates, Inc. had sole voting power with respect to 919,010 shares of our common stock and sole dispositive power with respect to 3,163,960 shares of our common stock.  These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of these securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of these securities.

(5)
The information provided herein is based on Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on February 13, 2012.  The information in Amendment No. 2 to Schedule 13G indicates that, at December 31, 2011, BlackRock, Inc. possessed the sole power to vote and sole power to direct the disposition of 3,070,741 shares.

(6)
The information provided herein is based on a Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, LLC with the Securities and Exchange Commission on February 10, 2012. The information in the Schedule 13G indicates that, at December 31, 2011, Barrow, Hanley, Mewhinney & Strauss, LLC possessed the sole power to vote 1,220,017  shares, shared power to vote 1,213,000 shares and the sole power to direct the disposition of 2,433,017 shares.

(7)
The information provided herein is based on a Schedule 13G filed by Security Investors, LLC with the Securities and Exchange Commission on January 31, 2012. The information in the Schedule 13G indicates that, at December 31, 2011, Security Investors, LLC possessed the sole power to vote and the sole power to direct the disposition of, 2,232,834 shares.

(8)
The information provided herein is based on a Schedule 13G filed by The Vanguard Group, Inc. with the Securities and Exchange Commission on February 7, 2012. The information in the Schedule 13G indicates that, at December 31, 2011, The Vanguard Group, Inc. possessed the sole power to vote 58,246 shares, the shared power to direct the disposition of 58,246 shares and the sole power to direct the disposition of 2,006,288 shares.

(9)	Represents 122,413 shares of common stock, options to purchase 321,252 shares of stock and 126,047 shares of restricted stock.

(10)	Represents options to purchase 8,519 shares of stock.

(11)	Less than one percent.

(12)
Represents 32,244 shares of common stock (of which 25,044 shares are held in a trust in the name of Mr. Cortinovis’ spouse pursuant to which Mr. Cortinovis is the primary beneficiary), options to purchase 7,500 shares of stock and 28,230 deferred stock units.

(13)	Represents 4,159 shares of common stock and 22,549 deferred stock units.

(14)	Represents 20,611 shares of common stock, options to purchase 15,000 shares of stock and 22,015 deferred stock units.

(15)	Represents 3,607 shares of common stock and 8,768 deferred stock units.

(16)	Represents 8,857 shares of common stock, options to purchase 7,500 shares of stock and 25,617 deferred stock units.

(17)	Represents 40,319 shares of common stock, options to purchase 183,896 shares of stock and 9,947 shares of restricted stock.

(18)
Represents 83,723 shares of common stock, options to purchase 185,544 shares of stock and 9,947 shares of restricted stock.  The 83,723 shares of common stock are pledged as collateral for certain personal loans with a third party.

(19)	Represents 4,000 shares of common stock (held by a family trust for the benefit of Mr. Smith and his spouse for which he and his spouse serve as trustees) and 10,144 deferred stock units.

(20)	Represents 56,663 shares of common stock, options to purchase 7,500 shares of stock and 42,019 deferred stock units.

(21)	Represents 5,637 deferred stock units.

(22)
Includes options to purchase 740,855 shares of stock, 151,077 shares of restricted stock and 164,979 deferred stock units.  This calculation excludes Ms. Sharp, who resigned from our Company effective December 31, 2011.

Related-Party Transactions

Pursuant to its charter, our Audit Committee is responsible for reviewing and approving all transactions of our Company in which a related person has a direct or indirect material interest and the amount involved exceeds $120,000.  It is our policy that executive management notify our Audit Committee of any transaction that may be deemed a related-party transaction.  Upon such a notification, the Audit Committee will meet to review the terms of such a transaction and make any necessary determinations.

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which we, or any of our directors, officers or employees, may have a direct or indirect material interest.  Our Code of Conduct, which may be found on our website at www.aegion.com under “Investors — Corporate Governance,” prohibits our directors, officers and employees from engaging in specified activities without prior approval of management or our Board or Audit Committee, as appropriate.  Activities that may constitute a conflict of interest with our Company and require prior approval include: (i) investing in or being an officer or employee of one of our customers, suppliers, subcontractors or competitors; (ii) having a business interest in a company competing with or doing business with our Company; (iii) receiving any benefit, either direct or indirect, from the investment in or association with a company that our Company may have otherwise received; and (iv) engaging in a transaction with our Company personally or through an affiliate.

Additionally, we require each of our directors and officers to complete a comprehensive questionnaire each year that, among other things, identifies any transactions or potential transactions with us in which the director or officer, or a family member or associated entity, has any interest, financial or otherwise.  Our directors and officers are also required to update their information if there are changes throughout the year.

We believe that these policies and procedures ensure that all related-party transactions are appropriately reviewed and, if required, disclosed pursuant to the rules of the Securities and Exchange Commission.

For 2011, we had no related-party transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, based solely upon a review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934 and written representations that no other reports were required to be filed, we believe that all filing requirements applicable to our directors and officers under Section 16(a) with respect to 2011 were satisfied, and all such reports were timely filed.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,703,256	$19.09	2,079,558
Equity compensation plans not approved by security holders (2)	221,489	14.55	—
Total	1,924,745	$18.26	2,079,558

(1)
The number of securities to be issued upon exercise of granted/awarded options, warrants and rights includes 989,315 stock options, 540,025 stock awards and 173,916 deferred and restricted stock units outstanding at December 31, 2011.

(2)
On April 14, 2008, we granted J. Joseph Burgess 118,397 non-qualified stock options, a performance-based award of 52,784 shares of restricted stock and a one-time award of 103,092 shares of restricted stock in connection with his appointment as our President and Chief Executive Officer. These awards were issued as “inducement grants” under the rules of the Nasdaq Global Select Market and, as such, were not issued pursuant to our 2006 Employee Equity Incentive Plan.  At December 31, 2011, 118,397 stock options and 103,092 shares of restricted stock were outstanding pursuant to these awards.

Proposal 2:  Advisory Vote on Executive Compensation

We are seeking an advisory vote from our stockholders to approve the compensation of our Named Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation and Discussion Analysis section (“CD&A”), compensation tables and accompanying narrative disclosures).  Item 402 of Regulation S-K of the Securities Exchange Commission sets forth what companies must include in their CD&A and compensation tables.  As required by recently adopted amendments to Section 14A of the Securities Exchange Act of 1934, this is an advisory vote, which means that our Board will consider our stockholders’ vote on this proposal when making future compensation decisions for our Named Officers.

As discussed in the CD&A, our Compensation Committee, with assistance from its independent consultant, has structured our compensation program to emphasize pay for performance. The compensation opportunities provided to our Named Officers, as well as our other executives, are highly dependent on our and each individual’s performance, which in turn drives the enhancement of stockholder value. Our Compensation Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve our corporate objectives and to align with the interests of our long-term stockholders.

You have the opportunity to vote for or against or to abstain from voting on the following advisory resolution relating to executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby approved.”

In deciding how to vote on this proposal, you are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in the Compensation Discussion and Analysis section of this Proxy Statement, as well as the following:

Pay for Performance.  Our Named Officers’ compensation is aligned with performance. Our pay mix emphasizes performance based compensation, with our Named Officers’ performance based portion of their annual target total direct compensation ranging from 69% to 78%.   Because we did not meet our 2011 financial performance targets, the Compensation Committee took the following actions:

•	Restricted Stock awarded to Named Officers in January 2011 was forfeited in December 2011;

•	Named Officers did not receive 2011 annual bonuses; and

•	With the exception of Mr. Clarke, who received a 2% salary increase, Named Officers did not receive salary increases for 2012.

Achievement of  Strategic Initiatives.  While we did not meet our financial targets for 2011, our Named Officers were instrumental in the achievement of a number of strategic objectives, which are intended to drive long-term growth and sustainability:

•
Growing our profitable Energy & Mining segment.   Our acquisitions and formation of joint venture arrangements in the energy and mining sector in 2011 will expand our product and service offerings throughout the United States, Central America, South America, the Caribbean, Asia, Australia, the Middle East and Northern Africa.

•
Diversifying into Commercial and Structural infrastructure sector.  Our acquisition of the North American business of Fyfe Group, LLC in 2011 positions us well for our entrance into the commercial and structural infrastructure repair, strengthening and restoration business.

•
Streamlining our North American Sewer and Water Rehabilitation operation. We took a number of steps to streamline our North American Sewer and Water Rehabilitation operation by improving operational efficiencies and resource management, resulting in an 8.3% reduction in operating expenses in this business unit in 2011 compared to 2010.

•
Corporate Reorganization. We successfully reorganized into a new holding company structure in 2011, which we believe will allow for tax efficiencies, facilitation of repatriation of cash and lead to better management of legal liabilities.

•
Entrance into New Credit Facility and Paying Off our Senior Notes.  We successfully negotiated the terms of a new credit facility in 2011, through which we were able to pay off our Senior Notes, increase our borrowing limits, improve borrowing terms, extend our maturities, improve free cash flow and reduce financial risks.

Favorable Pay Practices.

•	In 2010 our Compensation Committee removed the use of discounting for the present value in its calculation for restricted stock and long-term cash incentive awards.

•
Our Compensation Committee is advised by an independent compensation consultant that keeps the Compensation Committee apprised of developments and best practices.  The independent compensation consultant does not perform any services for management.

•	Our Company does not offer change in control tax gross-up provisions.

•
Our Compensation Committee has approved certain changes to our equity program commencing in 2012 to further link pay to performance, through the incorporation of performance units into our equity program.

We believe our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and attracts, motivates, rewards and retains individuals who can achieve superior financial results.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Officers and the philosophy, policies and practices as described in this Proxy Statement.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Although the vote is advisory only, our Board of Directors and Compensation Committee will review the voting results in connection with their ongoing evaluation of our Company’s compensation program.  Our Board will consider the vote of a majority of the shares of our common stock cast on this proposal at our 2012 Annual Meeting of Stockholders as the advice of our stockholders on this matter.

Our Board of Directors recommends a vote “For” the resolution as set forth above.

Proposal 3:  Ratification of the Appointment of Independent Auditors

Our Board of Directors, upon the recommendation of the Audit Committee of the Board, has appointed PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2012.  A resolution will be presented at the meeting to ratify the appointment of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP served as our independent auditors for the year ended December 31, 2011.  Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting to respond to appropriate questions from our stockholders and to make statements if they so desire.

Independent Auditors’ Fees

Consistent with its charter adopted by our Board of Directors, the Audit Committee pre-approves all auditing services and all non-audit services (to the extent such non-audit services are permissible) to be provided by our independent auditors.  Proposed audit and non-audit services are presented to our Audit Committee periodically for pre-approval, based on a budget that includes a description of, and a budgeted amount for, particular categories of audit services, non-audit services, tax services and other services.  Our Audit Committee’s approval is required to exceed the budgeted amount.  In addition, as permitted by law, the Chair of our Audit Committee may pre-approve services or changes to estimated, approved fees.  If our Audit Committee Chair pre-approves services on behalf of the Audit Committee, the services are presented to our Audit Committee for ratification at its next regularly scheduled meeting.

In our two most recent fiscal years, we paid the following amounts to our independent auditors:

	2011	2010
Audit Fees	$2,125,103	$1,505,375
Audit-Related Fees	874,500	412,124
Tax Fees	110,800	15,000
All Other Fees	—	—
Total	$3,110,403	$1,932,499

Audit Fees.  We paid an aggregate of $2,125,103 to PricewaterhouseCoopers LLP for (i) the 2011 fiscal year audit, (ii) the review of the financial statements included in our 2011 quarterly reports on Form 10-Q, (iii) statutory and subsidiary audits, (iv) audit efforts relating to internal controls over financial reporting, (v) audit work related to acquisitions and various joint venture arrangements, and (vi) services related to certain SEC filings.  In 2010, we paid an aggregate of  $1,505,375 to PricewaterhouseCoopers LLP for (i) the 2010 fiscal year audit, (ii) the review of the financial statements included in our 2010 quarterly reports on Form 10-Q, (iii) statutory and subsidiary audits and (iv) audit efforts relating to internal controls over financial reporting.

Audit-Related Fees.  In 2011, we paid PricewaterhouseCoopers LLP $874,500 for audit-related services for due diligence services.  All of these services were pre-approved by our Audit Committee.  In 2010, we paid an aggregate of $412,124 to PricewaterhouseCoopers LLP for audit-related services for due diligence services.

Tax Fees.  In 2011, we paid an aggregate of $110,800 to PricewaterhouseCoopers LLP for tax, tax preparation and consulting services.  In 2010, we paid PricewaterhouseCoopers LLP $15,000 for tax preparation services.

All Other Fees.  In 2011 and 2010, PricewaterhouseCoopers LLP did not perform any services for us other than those described above.

We intend to use our independent auditors to provide only audit, audit-related and tax services in the future.

Vote Required for Ratification of the Appointment of Independent Auditors

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2012 will require the affirmative vote of a majority of the shares of our common stock cast on this proposal at the 2012 Annual Meeting of Stockholders.

Our Board of Directors recommends a vote “For” the ratification of the appointment of
PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2012.

Other Matters

Our Board does not know of any other matters that may be brought before the annual meeting.  However, if any other matters are properly presented for action, it is the intention of the persons named on the accompanying proxy card to vote the shares represented thereby in accordance with their judgment on such matters.

Householding of Materials

In some instances, only one copy of this Proxy Statement or our 2011 Annual Report is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies.  We will deliver promptly upon oral or written request a separate copy of this Proxy Statement or 2011 Annual Report, as applicable, to any stockholder at your address.  If you wish to receive a separate copy of this Proxy Statement or 2011 Annual Report, you may call us at (636) 530-8000 or send a written request to Aegion Corporation, 17988 Edison Avenue, Chesterfield, Missouri 63005, Attention: Secretary.  Alternatively, stockholders sharing an address who now receive multiple copies of this Proxy Statement or Annual Report may request delivery of a single copy also by calling us at the number or writing to us at the address listed above.

Stockholder Proposals

Our By-Laws provide that, in order for a stockholder to nominate a candidate for director or to bring other business before a meeting of stockholders, the stockholder must have given timely notice thereof in writing to our Secretary at our principal executive office.

For the nomination of candidates for election as directors to be timely brought before a meeting by a stockholder, a stockholder’s notice shall be delivered (a) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which for the 2013 Annual Meeting of Stockholders would be February 8, 2013 and January 9, 2013, respectively) and (b) with respect to an election to be held at a special meeting of stockholders (i) not earlier than the 120th day prior to such special meeting and (ii) not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting.

In the event that the number of directors to be elected to our Board at an annual meeting is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board made by us at least 60 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement of the date of such meeting is first made.

For business other than nominations of candidates for and the election of directors to be timely brought before a meeting by a stockholder, a stockholder’s notice shall be delivered to or mailed to and received by our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which for the 2013 Annual Meeting of Stockholders would be February 8, 2013 and January 9, 2013, respectively).

However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for a notice by the stockholder for these purposes to be timely, it must be so delivered (a) not earlier than the 120th day prior to such annual meeting and (b) not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined in our By-Laws) of the date of such meeting is first made.

Any written notice of a stockholder proposal, including a proposal for the nomination of candidates for election as director, must include the information and representations required by our By-Laws and, in the case of a notice of nomination of directors, all information relating to each person whom the stockholder proposes to nominate for election or reelection as a director, that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, as amended (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected).

The chairman of any meeting of stockholders for the election of directors or other business and the Board may refuse to acknowledge the nomination of any person or permit any business to be brought without compliance with the procedures set forth in our By-Laws or if the stockholder solicits proxies in support of such stockholder’s nominee(s) or proposal for other business without such stockholder having made the representations required by our By-Laws.  If a stockholder does not appear or send a qualified representative (as defined in our By-Laws) to present the nomination or proposal at such meeting, we need not present such nomination or proposal for a vote at such meeting, notwithstanding that proxies in respect of such nomination or proposal may have been received by us.  The foregoing requirements are separate from and in addition to the requirements of the Securities and Exchange Commission that a stockholder must meet to have a proposal included in our Proxy Statement.

Under the proxy rules of the Securities and Exchange Commission, a stockholder wishing to include a stockholder proposal in our Proxy Statement must submit the proposal to us not later than 120 calendar days before the first release date of the prior year’s annual meeting Proxy Statement.  For the 2013 Annual Meeting of Stockholders, this date would be December 7, 2012. This rule is independent of the procedures mandated in our By-Laws with respect to the ability of a stockholder to present stockholder proposals at the Annual Meeting as stated above.

Stockholder Communications With Directors

Our Board has an informal process in place for our stockholders to communicate with directors.  Any stockholder wishing to contact our Board or one of our directors can write to:

Board of Directors
c/o Aegion Corporation
17988 Edison Avenue
Chesterfield, Missouri 63005

All correspondence received by us and addressed as indicated above will be reviewed by appropriate Aegion personnel and promptly forwarded to our Chairman of the Board and/or to the appropriate director.  Communications that relate to our accounting, internal accounting controls or auditing matters will also be referred to the Chair of our Board’s Audit Committee.

Although our Board does not have an express policy regarding director attendance at our Annual Meeting of Stockholders, we anticipate that all directors will attend this year’s Annual Meeting.  All directors attended our 2011 Annual Meeting of Stockholders, with the exception of Mr. Cortinovis, who was unable to attend due to the travel disruptions experienced as a result of the Icelandic volcanic eruption.

David F. Morris Secretary
Chesterfield, Missouri
April 6, 2012

AEGION CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned having received the notice of the 2012 Annual Meeting of Stockholders of Aegion Corporation (the “Company”) and the proxy statement, appoints David F. Morris and Lori A. Knudson, and each of them acting individually, the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Class A common stock, $.01 par value, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment or adjournments thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

If no direction is made, the proxy will be voted: (a) “FOR” all of the Company’s director nominees in Proposal 1, (b) “FOR” Proposal 2, and (c) “FOR” Proposal 3. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

AEGION CORPORATION

May 9, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=03160

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL LISTED NOMINEES AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:

- O J. Joseph Burgess
- O Stephen P. Cortinovis
- O Stephanie A. Cuskley
- O John P. Dubinsky
- O Charles R. Gordon
- O Juanita H. Hinshaw
- O M. Richard Smith
- O Alfred L. Woods
- O Phillip D. Wright

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To approve an advisory resolution relating to executive compensation	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2012	☐	☐	☐

This proxy also may be voted, in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment or adjournments thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

Signature of Stockholder ______________ Date: ______ Signature of Stockholder ______________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.